Exhibit 3.8

CONTINENTAL CEMENT COMPANY, L.L.C.

A Delaware Limited Liability Company

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of May 27, 2010

THE LIMITED LIABILITY COMPANY UNITS EVIDENCED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN. PURCHASERS OF LIMITED LIABILITY COMPANY UNITS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CONTINENTAL CEMENT COMPANY, L.L.C.

A Delaware Limited Liability Company

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of Continental Cement Company, L.L.C. (the “Company”), dated and effective as of May 27, 2010, is adopted by, and executed and agreed to, for good and valuable consideration, by and among Summit Materials Holdings II, LLC, a Delaware limited liability company (the “Summit Member”, and together with any of its Permitted Transferees holding Units or other Membership Interests and who have otherwise been admitted as a Member in accordance with the terms of this Agreement, the “Summit Members”), the other Persons listed as Members on Schedule A hereto (the “Rollover Members”) and each other Person who becomes a Member in accordance with the terms of this Agreement after the date hereof.

BACKGROUND

1. On May 3, 2010 the Company was formed as a limited liability company under the Act by the filing of the Certificate of Formation of Continental Cement Company, L.L.C. (the “Certificate”) with the office of the Secretary of State of the State of Delaware.

2. On May 27, 2010, Continental Cement Company, L.L.C., a limited liability company organized under the laws of the State of Missouri, executed the Limited Liability Company Agreement of Continental Cement Company, L.L.C. (the “Original Agreement”) and ratified the filing of the Certificate of Formation with the office of the Secretary of State of the State of Delaware.

3. The Company was originally a wholly-owned subsidiary of Continental Cement Company, L.L.C., a Missouri limited liability company (“MO CCC”).

4. On May 27, 2010, the Company and MO CCC effected a merger pursuant to which the Company and MO CCC merged with the Company surviving as the surviving entity of such merger.

5. The existing members desire to amend and restate the Original Agreement for the purpose of setting forth the agreements governing the relations among the Members and to admit additional Members as provided herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Act” means the Delaware Limited Liability Company Act, Title 6, §§ 18-101, et seq, as it may be amended from time to time.

“Additional Member” means any Person that has been admitted to the Company as a Member pursuant to Section 5.1 by virtue of having received Membership Interests, including Units, from the Company and not from any other Member or Substitute Member.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i) decrease such deficit by any amounts which such Member is obligated to restore pursuant to this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Treasury Regulation Sections 1.704-2(i)(5) and 1.704-2(g); and

(ii) increase such deficit by the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” when used with reference to another Person means any Person (other than the Company or any of its Subsidiaries), directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such other Person; provided that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of the Summit Member(s) for any purposes under this Agreement.

“Agreement” has the meaning set forth in the preamble above.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (i) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (ii) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to pay such Person’s debts as they become due; (iii) the failure of such Person to pay such Person’s debts as such debts become due; (iv) the making by such Person of a general assignment for the benefit of creditors; (v) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (vi) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person a bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive days.

“Blackstone” means Blackstone Capital Partners (Cayman) V-NQ L.P., Blackstone Capital Partners (Cayman) NQ V-AC L.P., Blackstone Participation Partnership (Cayman) V-NQ L.P., Blackstone Family Investment Partnership (Cayman) V-NQ L.P. or any affiliated funds of the foregoing Persons Controlled directly or indirectly by The Blackstone Group L.P. that hold, directly or indirectly, interests in Summit Holdco.

“Board” means the Board of Directors of the Company established pursuant to Section 3.2.

“Call Closing Date” has the meaning set forth in Section 5.6(d).

“Call Right” has the meaning set forth in Section 5.6(a).

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the following provisions:

(a) To each Member’s Capital Account there shall be added such Member’s Capital Contributions, such Member’s share of Net Income and any items in the nature of income or gain which are specially allocated pursuant to Section 4.3(c) hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) To each Member’s Capital Account there shall be subtracted the amount of cash and the Gross Asset Value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s share of Net Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.3(c) hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) In determining the amount of any liability for purposes of subparagraphs (a) and (b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(e) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.

(f) Notwithstanding anything to the contrary, in determining the Capital Accounts of the Members, the Tax Matters Member may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account such facts and circumstances as they reasonably deem relevant for this purpose.

“Capital Contribution” means, with respect to any Member, the amount of cash and the initial Gross Asset Value of any property (other than money) contributed from time to time to the Company by such Member.

“Certificate” has the meaning set forth in the preamble above.

“Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Summit Member(s) and/or any of their Affiliates, or (ii) any person or group, other than the Summit Member(s) and/or any of their Affiliates, has or obtains the right to appoint members of the Board holding a majority of the voting power of the Directors serving on the Board, including if any person or group, other than the Summit Member(s) and/or any of their Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of Units or other Membership Interests having the right to designate Directors holding a majority of voting power of the Directors serving on the Board, including by way of merger, consolidation or otherwise.

“Claims and Expenses” has the meaning set forth in Section 9.4.

“Class A Member” has the meaning set forth in Section 2.9(a).

“Class A Priority Return Amount” means, with respect to any Class A Units, an amount equal to eleven percent (11.0%) per annum, accruing daily and compounding annually on each anniversary of the date of issuance of such Class A Units, on the amount of Capital Contributions made in respect of such Class A Units for the period from the date of this Agreement to the date on which the applicable distribution is to be made pursuant to Section 4.4(a)(ii) (or Section 4.4(a)(i) in order to calculate the Sharing Percentages applicable to such distribution); provided that in no event shall the Class A Priority Return Amount increase beyond an amount that would result in the Class A Sharing Percentage to be in excess of 80% in the absence of clause (i)(B) in the definition of Class A Sharing Percentage.

“Class A Sharing Percentage” means, subject to any modifications arising from the right of the Board to create any new Class of Units pursuant to Section 2.9, at any time:

(i) to the extent that, and for so long as, the Summit Member(s) have received aggregate cash proceeds in respect of sales of Class A Units and/or distributions pursuant to Section 4.4(a) in respect of Class A Units in an amount less than 250% of the amount of the Capital Contributions made by the initial Summit Member as of the date of this Agreement pursuant to Section 4.1(b) in respect of Class A Units, a percentage (the

“Base Class A Sharing Percentage”) equal to the lesser of: (A) the percentage obtained by multiplying 100 by a fraction, the numerator of which is the sum of (x) the Class A Priority Return Amount existing as of the time of calculation of the Class A Sharing Percentage and (y) all Capital Contributions of the Class A Members in respect of Class A Units and the denominator of which is the sum of (1) the Initial Class B Unit Conversion Value, (2) the Class A Priority Return Amount existing as of the time of calculation of the Class A Sharing Percentage and (3) all Capital Contributions of the Class A Members in respect of Class A Units, and (B) 80%;

(ii) solely to the extent that, and for so long as, the Summit Member(s) have received aggregate cash proceeds in respect of sales of Class A Units and/or distributions pursuant to Sections 4.4(a) in respect of Class A Units in an amount equal to or greater than 250% but less than 300% of the amount of the Capital Contributions made by the initial Summit Member as of the date of this Agreement pursuant to Section 4.1(b) in respect of Class A Units, a percentage equal to the Base Class A Sharing Percentage minus 5%; and

(iii) solely to the extent that, and for so long as, the Summit Member(s) have received aggregate cash proceeds in respect of sales of Class A Units and/or distributions pursuant to Sections 4.4(a) in respect of Class A Units in an amount equal to or greater than 300% of the amount of the Capital Contributions made by the initial Summit Member as of the date of this Agreement pursuant to Section 4.1(b) in respect of its Class A Units, a percentage equal to the Base Class A Sharing Percentage minus 10%.

“Class A Units” means the Class A Units of the Company.

“Class B Member” has the meaning set forth in Section 2.9(a).

“Class B Sharing Percentage” means, subject to any modifications arising from the right of the Board to create any new Class of Units pursuant to Section 2.9, at any time, a percentage equal to 100 minus the Class A Sharing Percentage.

“Class B Units” means the Class B Units of the Company.

“Closing” means the closing of the purchase and sale of the Class A Units contemplated by the Subscription Agreement.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Collateral” means substantially all the then-owned and after-acquired tangible and intangible assets of the Company and the Subsidiary Guarantors, including (x) all capital stock held by the Company or any Subsidiary Guarantor and (y) accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property, real property, intercompany notes, cash and proceeds of the foregoing.

“Company” has the meaning set forth in the preamble.

“Company Minimum Gain” has the meaning ascribed to “Partnership Minimum Gain” in Regulations Section 1.704-2(d).

“Confidential Information” means all confidential information (irrespective of the form of communication) obtained by or on behalf of, a Member from the Company or its Subsidiaries, another Member in its capacity as such, or their respective Representatives, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Member or Representative, (ii) was or becomes available to such Member on a nonconfidential basis prior to disclosure to the Member by the Company, its Subsidiaries, such other Member or their respective Representatives, (iii) was or becomes available to the Member from a source other than the Company, its Subsidiaries, such other Member or their respective Representatives, provided that such source is not known by such Member to be bound by a confidentiality agreement with the Company, its Subsidiaries or such other Member, as applicable, or (iv) is independently developed by such Member without the use of any such confidential information.

“Control” when used with reference to any Person means the power to direct the management or policies of such Person, directly or indirectly, by or through stock or other equity ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral); and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

“Competitive Opportunity” has the meaning set forth in Section 3.10(d).

“Covered Person” means (a) each Officer, Director, Member or the Tax Matters Member, in each case in his, her or its capacity as such, and each such Person’s successors, heirs, estates or legal representative, (b) any Affiliate of each Member, or the Tax Matters Member and (c) any Person of which a Member is an officer, director, shareholder, partner, member, employee, representative or agent, or any Affiliate, officer, director, shareholder, partner, member, employee, representative or agent of any of the foregoing, in each case in clauses (a), (b) and (c) whether or not such Person continues to have the applicable status referred to in such clauses.

“Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall, except to the extent otherwise required by Regulation 1.704-3(d)(2), be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be calculated with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

“Director” has the meaning set forth in Section 3.2(a) of this Agreement.

“Disabling Conduct” means, in respect of any Person, an act or omission (a) that is a criminal act by such Person that such Person had no reasonable cause to believe was lawful, (b) that constitutes fraud, gross negligence or willful misconduct by such Person or (c) that is a material breach of this Agreement.

“Distributable Assets” means all cash receipts and (if distribution thereof is determined to be necessary by the Board) other assets of the Company from any and all sources, reduced by operating cash expenses, payments (if any) required to be made in connection with any loan to the Company and any reserve for contingencies or escrow required, in the judgment of the Board, applied on a good faith basis, in connection therewith.

“EBITDA” means with respect to any Person, for any period, the net income (loss) of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, plus,

(i) net interest expense,

(ii) provision for income taxes,

(iii) depreciation, depletion, and amortization,

(iv) extraordinary, non-recurring or unusual losses (less all fees and expenses relating thereto) or expenses,

(v) noncash charges or losses,

(vi) restructuring charges, business optimization expenses or integration costs,

(vii) any deductions attributable to non-controlling interests,

(viii) the amount of the proportionate consolidated EBITDA above the net income (loss) for any investment accounted for by the equity method,

(ix) the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid, and

(x) the pro forma effect of any acquisitions or dispositions, including the related synergies and any projected cost savings (as if such acquisitions or dispositions occurring during such period had occurred on the first day of such period), less,

(i) extraordinary, non-recurring or unusual gains (less all fees and expenses relating thereto), and

(ii) gains on asset sales (other than in the ordinary course of business),

in each case, as determined on a consolidated basis for such Person and its subsidiaries in accordance with GAAP; provided that, to the extent included in net income, the following shall be excluded in determining EBITDA:

(A) the cumulative effect of a change in accounting principles during such period,

(B) any income (loss) for such period attributable to the early extinguishment of indebtedness for such period,

(C) any mark to market adjustments on equity investments, financial instruments or hedging activities (other than in the ordinary course of business), and

(D) any effects of purchase accounting adjustments (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue, mineral reserves, landfill air space and debt line items).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exit Event” means, whether accomplished through consolidation or merger, Unit exchange, sale of assets or Units or otherwise, (x) a Change of Control or (y) the sale by the Summit Member(s) in a single transaction or series of related transactions to an unaffiliated third person or group of Units having a collective Sharing Percentage of more than 50%.

“Family Affiliate” means, with respect to any natural person, (a) a trust or custodianship the beneficiaries of which may include only such natural person and/or his or her spouse and his or her lineal descendants (including children by adoption and step children), (b) any limited liability company or partnership (whether general or limited) (i) with respect to which all of the outstanding equity interests are beneficially owned solely by such natural person and/or his or her spouse, his or her lineal descendants (including children by adoption and step children) or a trust or custodianship described in clause (a) above and (ii) with respect to which such natural person and/or his or her spouse are the sole managers or managing members (if a limited liability company) or the sole general partners (if a limited partnership) and otherwise have the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such limited liability company or partnership, whether through the ownership of voting securities, by contract or otherwise or (c) such natural person, any lineal descendent of such natural person (including children by adoption and step children) or the spouse of any such natural person, but only in connection with a distribution from any trust, custodianship, limited liability company or partnership described in clauses (a) and (b) with respect to which such natural person, spouse or lineal descendent is a beneficiary, provided that such distribution is required as a result of the death or disability of such natural person or is required pursuant to the terms of such trust, custodianship, limited liability company agreement or partnership agreement.

“Farmer Supply Agreement” means that Cement Purchase Agreement, dated as of May 27, 2010, by and between Midwest Cement Company, a Missouri corporation, and the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Farmer Subordinated Notes” means those Promissory Notes, dated as of May 27, 2010, issued by the Company to Farmer Holding Company, Inc., as the same may be amended, restated or otherwise modified from time to time.

“First Lien Credit Agreement” means that Second Amended and Restated Credit Agreement, dated as of May 27, 2010, among the Company, Wells Fargo Bank, National Association, as the agent and the other parties thereto, as the same may be amended, restated or otherwise modified from time to time.

“GAAP” means U.S. generally accepted accounted principles, consistently applied.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset on the date of contribution, as reasonably determined by the Tax Matters Member.

(b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market value, which value shall be reasonably determined by the Board, subject to Special Board Approval, as of the following times:

(i) the acquisition of an additional interest in the Company (other than in connection with the execution of this Agreement) by a new or existing Member in exchange for more than a de minimis Capital Contribution or for the provision of services, or the vesting of an additional interest in the Company held by a new or existing Member, if the Tax Matters Member reasonably determines that such adjustment is permitted under Regulations Section 1.704-1(b)(2)(iv)(f)(5) and is necessary or appropriate to reflect the relative economic interests of the Members in the Company as provided under this Agreement or an applicable consulting or employment agreement, subscription agreement, or other agreement with the Company and a Member;

(ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company, if the Tax Matters Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(iv) such other times as the Tax Matters Member shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(c) The Gross Asset Value of any Company asset distributed to a Member shall be the gross fair market value of such asset on the date of distribution, as reasonably determined by the Tax Matters Member (subject, in the case of distribution of a non-cash asset, to Special Board Approval to the extent required pursuant to Section 4.4).

(d) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the Members determine that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

(e) If the Gross Asset Value of a Company asset has been determined or adjusted pursuant to subparagraph (a), (b), or (d) of this definition of Gross Asset Value, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

“Initial Class B Unit Conversion Value” means $57,857,142.857.

“LTM EBITDA” means, with respect to a Person, the EBITDA of such Person for the 12-month period (ending on the prior month-end) immediately prior to the time on which EBITDA is to be calculated.

“Member” means the Summit Member(s), the Rollover Members, and each other Person who is hereby or hereafter admitted as a Member in accordance with the terms of this Agreement and the Act, including any Additional Member(s) and/or Substitute Member(s). The Members shall constitute the “members” (as that term is defined in the Act) of the Company.

“Member Minimum Gain” means minimum gain attributable to Member Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Member Nonrecourse Debt” has the meaning ascribed to “Partner Nonrecourse Debt” in Regulations
Section 1.704-2(b)(4).

“Member Nonrecourse Deduction” has the meaning ascribed to “Partner Nonrecourse Deduction” in Regulations Section 1.704-2(i)(2).

“Membership Interest” means the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement. Membership Interests shall be expressed as a number and type of Units.

“Membership Interest Pledge Agreements” means those certain Membership Interest Pledge Agreements, each dated as of May 27, 2010, by the Summit Member and Rollover Members in favor of the lenders under the First Lien Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time

“Net Income” or “Net Loss” means for each year of the Company, an amount equal to the Company’s taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation shall be taken into account for such fiscal year;

(f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(g) Notwithstanding any other provision of this definition of Net Income or Net Loss, any items which are specially allocated pursuant to Section 4.3(c) hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 4.3(c) hereof shall be determined by applying rules analogous to those set forth in this definition of Net Income or Net Loss.

“Net Taxable Income” has the meaning set forth in Section 4.4(c).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(c). The amount of the Nonrecourse Deductions for a fiscal year equals the net increase, if any, in the amount of the Company Minimum Gain during that fiscal year, determined according to the provisions of Regulations Section 1.704-2(c).

“Non-Solicitation Period” has the meaning set forth in Section 6.1(a).

“Officer” means each Person designated as an officer of the Company pursuant to Section 3.7, subject to such Section 3.7 and any resolution of the Board appointing such Person as an officer or relating to such appointment.

“Ordinary Course of Business” means the usual, regular and ordinary course of business as conducted by the Company and/or its Subsidiaries.

“Original Agreement” has the meaning set forth in the preamble above.

“Permitted Transferee” means, with respect to a Member, any Affiliate (if such Member is an entity) or Family Affiliate (if such Member is a natural person) of such Member or, with the prior approval of the Board, the Company or any Subsidiary of the Company.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation or any other legal entity.

“Put Closing Date” has the meaning set forth in Section 5.6(d).

“Put Right” has the meaning set forth in Section 5.6(b).

“Recapitalization” has the meaning set forth in Section 4.1(a).

“Regulations” or “Treasury Regulations” means the Income Tax Regulations, including temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 4.3(c).

“Representatives” has the meaning set forth in Section 10.6.

“Rollover Exchange” has the meaning set forth in Section 5.5(b).

“Sale of Control” of a Person means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Person and its Subsidiaries, as a whole, to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Persons Controlling such Person immediately prior to such sale or disposition and/or any of their Affiliates, or (ii) any person or group, other than the Persons Controlling such Person immediately prior to such sale or disposition and/or any of their Affiliates, has or obtains the right to appoint a majority of the members of a board of directors, managing member or general partner having management oversight over such Person, including if any person or group, other than the Persons Controlling such Person immediately prior to such sale or disposition and/or any of their Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the equity interests having the right to designate members of a board of directors, managing member or general partner having management oversight over such Person, including by way of merger, consolidation or otherwise.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Credit Agreement” means that Second Lien Credit Agreement, dated as of May 27, 2010, among the Company, Sankaty Advisors, LLC and the other parties thereto, as the same may be amended, restated or otherwise modified from time to time.

“Second Lien Date” means the earlier of (a) the date upon which the obligations outstanding under the Second Lien Credit Agreement have been repaid in full; or (b) August 27, 2013.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Sharing Percentage” means, with respect to the Class A Units, the Class A Sharing Percentage; with respect to the Class B Units, the Class B Sharing Percentage; and with respect to any other class of Units of the Company created by the Board after the date hereof pursuant to Section 2.9, the Sharing Percentage of such new class of Units, if any, as established by the Board and set forth in any resolution of the Board creating such class and/or any amendment to this Agreement reflecting the creation of such new class of Units (in which case the Class A Sharing Percentage and Class B Sharing Percentage shall be automatically adjusted on a proportionate basis).

“Similar Law” means any federal, state, local, non–U.S. or other law that could cause the underlying assets of the Company to be treated as assets of the Member(s) by virtue of its Membership Interest and thereby subject the Company and the Board (or other persons responsible for the investment and operation of the Company’s assets) to laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions contained in Title I of ERISA or Section 4975 of the Code.

“Subscription Agreement” means the Subscription Agreement, dated as of May 27, 2010, by and among the Company, the initial Summit Member, and the Rollover Members (as such agreement may be amended, restated, supplemented or otherwise modified from time to time).

“Subsidiary” means, with respect to any Person, any entity of which a majority of the total voting power of shares of stock or equivalent ownership interests entitled to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Substitute Member” means any transferee to which a Member, including an Additional Member or Substitute Member, has transferred its Membership Interest in the Company in accordance with Article V and has been admitted to the Company as a Member in accordance with the terms and conditions of this Agreement.

“Summit Holdco” means Summit Materials Holdings L.P., any successor entity or any Affiliate of Summit Materials Holdings L.P. formed for the purposes of effecting the Summit IPO.

“Summit IPO” means the initial sale of interests or common equity of Summit Holdco to the public in an offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act, as then in effect, provided that any offering made in connection with a business acquisition or combination or an employee benefit plan shall not be deemed to be the Summit IPO.

“Tax Advances” has the meaning set forth in Section 4.3(g).

“Tax Matters Member” has the meaning set forth in Section 8.3(c).

“Transfer” has the meaning set forth in Section 5.2(a).

“Units” means a fractional share of the Membership Interests of the Members. The number of Units outstanding, the classes of Units and the holders thereof are set forth on Schedule I, as Schedule I may be amended from time to time pursuant hereto. The classes of Units existing as of the date hereof shall be the Class A Units and Class B Units. With respect to any particular class of Units, such class of Units shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of such class of Units, in any such case, after the date hereof.

SECTION 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All the terms herein that relate to accounting matters shall be interpreted in accordance with U.S. generally accepted accounting principles from time to time in effect. All references to “Sections” and “Articles” shall refer to Sections and Articles of this Agreement unless otherwise specified. The words “hereof” and “herein” and similar terms shall relate to this Agreement.

ARTICLE II

GENERAL PROVISIONS

SECTION 2.1. Formation. The Company has been organized as a Delaware limited liability company by the execution and filing of the Certificate under and pursuant to the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

SECTION 2.2. Name. The name of the Company is “Continental Cement Company, L.L.C.” and all Company business shall be conducted in that name or in such other names that comply with applicable law as the Board may select from time to time.

SECTION 2.3. Term. The term of the Company commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence indefinitely until dissolved as determined under Section 7.2.

SECTION 2.4. Purpose; Powers. (a) The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

(b) In furtherance of its purposes stated in Section 2.4(a), the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, as principal or agent, including the following:

(i) to conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(ii) to acquire by purchase, lease, contribution of property or otherwise, own, hold, operate, maintain, finance, refinance, improve, lease, sell, convey, mortgage, transfer, demolish or dispose of any real or personal property that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company;

(iii) to enter into, perform and carry out contracts of any kind, including contracts with any Member or any Affiliate thereof, or any agent of the Company necessary to, in connection with, convenient to or incidental to the accomplishment of the purpose of the Company;

(iv) to purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited partnerships (including the power to be admitted as a partner thereof and to exercise the rights and perform the duties created thereby), trusts, limited liability companies (including the power to be admitted as a member or appointed as a manager thereof and to exercise the rights and perform the duties created thereby) or Persons or direct or indirect obligations of the United States or of any government, state, territory, governmental district or municipality or of any instrumentality of any of them;

(v) to lend money for any proper purpose, to invest and reinvest its funds and to take and hold real and personal property for the payment of funds so loaned or invested;

(vi) to sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(vii) to appoint employees and agents of the Company and define their duties and fix their compensation;

(viii) to indemnify any Person in accordance with the Act and to obtain any and all types of insurance;

(ix) to cease its activities and cancel its Certificate;

(x) to negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract or security agreement in respect of any assets of the Company;

(xi) to borrow money and issue evidences of indebtedness and guaranty indebtedness (whether of the Company or any of its Subsidiaries), and to secure the same by a mortgage, pledge or other lien on the assets of the Company;

(xii) to pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

(xiii) to make, execute, acknowledge and file any and all documents or instruments, or to take such other action, necessary, convenient or incidental to the accomplishment of the purpose of the Company.

(c) Board. Subject to the provisions of this Agreement (including Sections 3.3(a)(iii) and/or 3.3(a)(iv) to the extent applicable), (i) the Company may, with the approval of the Board, enter into and perform any and all documents, agreements and instruments contemplated thereby, all without any further act, vote or approval of any Member, and (ii) the Board may authorize any Person (including any Member or Officer) to enter into and perform any document on behalf of the Company.

(d) Merger. Subject to the provisions of this Agreement (including Sections 3.3(a)(iii) and/or 3.3(a)(iv) to the extent applicable), the Company may, with approval of the Board and without the need for any further act, vote or approval of any Member, merge with, or consolidate into, another limited liability company (organized under the laws of Delaware or any other state), a corporation (organized under the laws of Delaware or any other state) or other business entity (as defined in Section 18-209(a) of the Act), regardless of whether the Company is the survivor of such merger or consolidation.

SECTION 2.5. Foreign Qualification. The Company shall be qualified or registered under foreign limited liability company statutes or assumed or fictitious name statutes or similar laws in any jurisdiction in which the Company owns property or transacts business to the extent, in the judgment of the Board, such qualification or registration is necessary or advisable in order to protect the limited liability of the Members or to permit the Company lawfully to own property or transact business. Each Officer, as an authorized person within the meaning of §18-204(a) of the Act, shall have the power and authority to execute, file and publish any certificates, notices, statements or other documents (and any amendments and/or restatements thereof) necessary to permit the Company to conduct business as a limited liability company in each jurisdiction where the Company elects to do business. At the request of the Board or any Officer, each Member shall execute and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, register, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

SECTION 2.6. Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at 14755 North Outer Forty Drive, Suite 514, Chesterfield, MO 63017 or at such place as the Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Board may designate from time to time.

SECTION 2.7. No State-Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Director or Officer shall be a partner or joint venturer of any other Member, Director or Officer, for any purposes other than federal and, if applicable, state or local income tax purposes, and this Agreement shall not be construed to the contrary. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

SECTION 2.8. Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Original Agreement.

SECTION 2.9. Members and Units; Classes.

(a) Each Member of the Company shall be a Class A Member, Class B Member or any other class of Members created after the date hereof by the Board subject to the provisions of this Agreement, and each category of Member shall have the rights set forth herein (and/or in any amendment or modification to this Agreement creating any such new class of Members). Any holder of a Class A Unit shall be a Class A Member. Any holder of a Class B Unit shall be a Class B Member. The number of Class A Units and Class B Units initially held by each Member as of the date hereof and after giving effect to the Recapitalization is set forth on Schedule I hereto, subject in the case of the Class A Member, to the receipt of the Capital Contributions from such Member as required pursuant to Section 4.1(b). The total number of Units of any such class which the Board shall have the authority to cause the Company to issue shall not be limited; provided that the Board shall not (x) issue any Class B Units after the date hereof to Persons other than the Class B Members existing as of the date hereof and their Permitted Transferees, if applicable (and on a pro rata basis to Class B Members based on a Member’s Class B Units) absent the consent of the Class B Members holding at the time of such proposed issuance a majority of the outstanding Class B Units; or (y) issue any Class A Units after the date hereof to Persons other than the Summit Member(s) absent the consent of the Summit Member(s).

(b) The Board is hereby expressly authorized to take any action, including amending this Agreement, to create (and issue, subject to the terms and conditions of this

Agreement) any class of Units or Members that was not previously outstanding or existing, as applicable, each having such relative rights, powers and duties and interests in profits, losses, allocations and distributions of the Company as may be determined by the Board, in each case in its discretion; provided that the creation of any new class of Units (and corresponding class of Members) and/or the issuance of any new or existing class of Units shall be subject to Special Board Approval except with respect to (x) the issuance of Units that are equity incentive units (including profits interests) or options, restricted equity or any similar securities (and any Units underlying such options or similar securities) to be issued solely to officers, employees, directors, agents or consultants (other than a Member or an Affiliate thereof, excluding R. Michael Johnson and Thomas Beck) of the Company or any of its Subsidiaries solely to the extent that (1) such Units or securities do not represent a Sharing Percentage in excess of 5% in the aggregate and (2) such Units or securities are created by approval of the Board, subject to Special Board Approval, and (y) the creation and/or issuance of Units or options, warrants or other securities exercisable or exchangeable for or convertible into Units (and the issuance of any Units underlying such securities) to the extent that the Board determines, on a good faith basis, at a meeting of the Board duly called and held that it is advisable and in the best interests of the Company to raise equity capital in order to prevent an imminent, or cure any, default, event of default, breach, non-compliance or failure to satisfy any financial ratio or covenant or potential default, event of default, breach, non-compliance or failure to satisfy any financial ratio or covenant by the Company or any of its Subsidiaries under any agreement whereby the Company and/or its Subsidiaries are obligated to repay indebtedness in excess of Five Million Dollars, including any credit agreement, indenture, security agreement or similar agreement governing such indebtedness of the Company or any of its Subsidiaries or to otherwise prevent the Bankruptcy of the Company (any such issuance of Units, a “Financing Issuance”); provided, however, that the issuance of any Units in connection with a Financing Issuance shall be subject to Section 4.6. Subject to the limitations set forth in the foregoing sentence, the total number of Units of any such new class which the Board shall have the authority to cause the Company to issue shall not be limited.

(c) The Board, acting by Special Board Approval, shall have the authority to cause the Company to repurchase any Units; provided, however, that notwithstanding the foregoing, approval of only the Directors holding a majority of the voting power of the Directors shall be required in connection with (x) the repurchase or redemption of Units or other equity securities held by officers, employees, directors, agents or consultants (other than a Member or an Affiliate thereof, excluding any securities underlying equity incentive awards issued to R. Michael Johnson or Thomas Beck) of the Company or any of its Subsidiaries pursuant to the terms of an applicable grant, subscription, employment or other award agreement or (y) any repurchase of Units pursuant to Section 5.6.

(d) Unless and until the Board shall determine otherwise, Units shall be uncertificated and recorded in the books and records of the Company (including Schedule I hereto). If at any time the Board shall determine to certificate Units, such certificates will contain such legends as the Board determines are necessary or advisable. The Board may amend and revise Schedule I from time to time (which amendment or revision shall not require the approval of any Member) to properly reflect any changes to the information contained therein, including to reflect the admission or withdrawal of Members or the making of additional Capital Contributions, in each case in accordance with this Agreement.

(e) Each Member’s Membership Interest and Units shall be personal property for all purposes.

(f) Subject to the conditions set forth in this Section 2.9(f), in connection with a refinancing (a “Refinancing”) of the debt incurred pursuant to the First Lien Credit Agreement, Second Lien Credit Agreement and/or Farmer Subordinated Notes or of any or all of the Company’s then current indebtedness at any time, in any such case, with the proceeds of an incurrence of indebtedness (the “Summit Debt”) by Summit Materials Holdings L.P. or any of its direct or indirect Subsidiaries acting as borrower, which borrower shall Control directly or indirectly substantially all of the material operating Subsidiaries of Summit Material Holdings L.P. (the “Summit Borrower”), the Board may by approval of a majority in voting power of the Directors cause (i) the Company and its Subsidiaries (any such subsidiary, a “Subsidiary Guarantor”) to guarantee on a senior basis (any such guarantees, collectively, the “Company Guarantee”) the Summit Debt and (ii) the Company and the Subsidiary Guarantors to provide perfected, first priority security interests in, and mortgages on, all or any part of the Collateral to secure the Company Guarantee; provided that the Company Guarantee shall be limited to a guarantee of any such debt in an amount that shall not exceed the Company Proceeds (as defined herein). As used herein, the term “Company Proceeds” means the total amount of credit extended to the Company in connection with the Summit Debt, including any amount of money used to satisfy then existing indebtedness of the Company as a Refinancing. In addition, subject to the conditions set forth in this Section 2.9(f), in connection with such a Company Guarantee of Summit Debt (or a Company Guarantee effected in connection with the incurrence of debt by the Company and not involving Summit Materials Holdings L.P. or any of its Subsidiaries (other than the Company and its Subsidiaries)), upon a Refinancing or any refinancing of the Company’s indebtedness, the Rollover Members agree to, and shall take any and all action reasonably necessary in order to, (x) guarantee on a senior basis (any such guarantees, collectively, the “Rollover Guarantee”) the Summit Debt or any new indebtedness of the Company, as applicable, up to the amount of the Company Proceeds and (y) pledge their Units to secure the Rollover Guarantee or any guarantee or similar security interest as it relates to Company indebtedness; provided that, in the case of the Rollover Guarantee, such Rollover Guarantee shall be recourse only to the Units so pledged. The terms of this Section 2.9(f) shall only apply in those instances in which the Summit Member(s) shall provide guarantees and pledges of Units on similar terms as those provided by the other Members and to the extent such Refinancing involves Subsidiaries of Summit Materials Holdings L.P. other than the Company and its Subsidiaries), (1) the material Subsidiaries of Summit Materials Holdings L.P. shall provide guarantees and pledges of assets on similar terms as those provided by the Company; (2) the Summit Borrower shall be the primary obligor under the Summit Debt and shall have provided a perfected, first priority security interest in, and mortgages on, all property and assets of the Summit Borrower and (3) the Summit Borrower shall have extended, or shall have caused to be extended, credit to the Company in an amount equal to the Company Proceeds, with such loan to be upon identical terms (or terms more favorable to the Company) as the Summit Debt in all material respects.

ARTICLE III

MANAGEMENT

SECTION 3.1. Board; Delegation of Authority and Duties.

(a) Members and Board. The Members, acting through the Board, shall manage and control the business and affairs of the Company, and shall possess all rights and powers as provided in the Act and otherwise by law. Except as otherwise expressly provided for herein, the Members hereby consent to the exercise by the Board of all such powers and rights conferred on them by the Act with respect to the management and control of the Company. Notwithstanding the foregoing and except as explicitly set forth in this Agreement, (i) if a vote, consent or approval of the Members is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Board, the Members agree that they shall be deemed to have consented to or approved such act or voted on such matter in accordance with the Board’s approval of such act or matter and (ii) the approval by the Board of any proposed action of, or relating to, the Company shall bind each Member and shall have the same legal effect as the approval of each Member of such action. No Member, in such capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company. The Members, acting through the Board, shall devote such time and effort to the affairs of the Company as they may deem appropriate for the oversight of the management and affairs of the Company. Each Member acknowledges and agrees that no Member shall, in his or its capacity as a Member, be bound to devote all of such Member’s business time to the affairs of the Company, and that each Member and such Member’s Affiliates do and will continue to engage for such Member’s own account and for the account of others in other business ventures.

(b) Delegation by Board. The Board shall have the power and authority to delegate to one or more other Persons the Board’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of the Company (including Officers) or its Subsidiaries, and to delegate by a management agreement or another agreement with, or otherwise to, other Persons; provided that the Board shall not be permitted to delegate to any other Person the right to approve any matter that requires Special Board Approval. The Board may authorize any Person (including any Member, Officer or Director) to enter into and perform under any document on behalf of the Company.

(c) Committees. The Board may, from time to time, designate one or more committees, each of which shall be comprised of at least two Directors; provided that, so long as the Rollover Members have the right to designate a Director pursuant to Section 3.2(b), at least one of the members of any such committee shall be a Rollover Director, with the identity of the Rollover Director to serve on such committee to be determined by those Rollover Members holding a majority of the Class B Units. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Board, shall have and may exercise any or all of the authority of the Board, other than with respect to those matters that require Special Board Approval. At every meeting of any such committee, the presence of representatives holding a majority of the voting power of the representatives thereof shall constitute a quorum, provided that at least one Rollover Director is in attendance (so long as the Rollover Members have the right to designate a Director pursuant to Section 3.2(b)). Notwithstanding the foregoing quorum requirement, in the event that a meeting of any such committee is duly called and no such Rollover Director is in attendance, then no Rollover Director shall be required to constitute a quorum at the next meeting of such committee duly called. At any meeting of a committee at which a quorum is present, the affirmative vote of representatives holding a majority of the voting power of the representatives present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

(d) Authority as an Equity Holder. Each Member agrees that the Board, on behalf of the Company, shall have the exclusive right to vote (or cause to vote) or execute (or cause to execute) consents with respect to securities issued by other Persons held by the Company, directly or indirectly, on any matter to be voted upon at any meeting of the holders of such securities or in connection with any proposed action by written consent of the holders of such securities.

SECTION 3.2. Establishment of the Board.

(a) Directors. There shall be established a Board composed of up to seven members (“Directors”), subject to Section 3.2(c), who shall be appointed as provided in Section 3.2(b) below and who need not be Members or residents of the States of Delaware or Missouri. Each Director shall remain in office until his or her death, resignation or removal. The initial Board shall consist of the seven persons set forth on Schedule II. The Board shall constitute a “manager” for purposes of the Act, but notwithstanding anything in this Agreement to the contrary, individual Directors shall not be deemed to be “members” or “managers” (as such terms are defined in the Act) of the Company. No Director has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing, other than acts that are authorized by the Board.

(b) Appointment; Removal. From and after the date hereof and until the non-applicability of this Section 3.2(b) as provided for herein, the Directors serving on the Board shall be appointed as follows:

(i) the Summit Member(s) shall collectively be entitled to appoint (w) so long as any Summit Member(s) hold Units representing more than 50% of the aggregate Sharing Percentage attributable to all outstanding Units, up to four Directors, (x) to the extent that the Summit Member(s) hold at least 50% of the Units held by the Summit Member as of the date hereof after giving effect to the issuances contemplated by Section 4.1(b), up to three Directors, (y) to the extent that the Summit Member(s) hold at least 25% but less than 50% of the Units held by the Summit Member as of the date hereof after giving effect to the issuances contemplated by Section 4.1(b), up to two Directors, and (z) to the extent that the Summit Member(s) hold less than 25% of the Units held by the Summit Member as of the date hereof after giving effect to the issuances contemplated by Section 4.1(b), one Director (collectively, the “Summit Directors”, and individually, a “Summit Director”); and

(ii) the Rollover Members shall collectively be entitled to appoint (w) to the extent that the Rollover Members and/or their Permitted Transferee(s) hold at least 75% of the Units held by the Rollover Members in the aggregate as of the date hereof after giving effect to the Recapitalization, up to three Directors, (x) to the extent that the Rollover Members and/or their Permitted Transferee(s) hold at least 50% but less than 75% of the Units held by the Rollover Members in the aggregate as of the date hereof after giving effect to the Recapitalization, two Directors, (y) to the extent that the Rollover Members and/or their Permitted Transferee(s) hold at least 25% but less than 50% of the Units held by the Rollover Members in the aggregate as of the date hereof after giving effect to the Recapitalization, one Director, and (z) to the extent that the Rollover Members and/or their Permitted Transferee(s) hold less than 25% of the Units held by the Rollover Members in the aggregate as of the date hereof after giving effect to the Recapitalization, no Directors (collectively, the “Rollover Directors” and individually, a “Rollover Director”), provided that, in each of clauses (w) and (x) above, one of such Directors shall be the chief executive officer of the Company, and in the case of clause (y) above, must be the chief executive officer of the Company (and to the extent that no Rollover Member or its equityholder is the chief executive officer, then the Rollover Members shall no longer be entitled to appoint any directors pursuant to such clause (y)).

Any Director may be removed from the Board with or without cause at any time by the Member(s) entitled to appoint such Director pursuant to this Section 3.2. In the event of death, resignation or removal of a Director, the Member(s) entitled to appoint such Director shall have the power to fill the vacancy created. In the event that the Member(s) entitled to appoint a Director lose their right to designate a Director, one of such Member(s)’s appointees to the Board shall resign immediately, and the Members shall take all action necessary to remove such appointee and, subject to Section 3.2(c), the size of the Board shall be reduced accordingly.

(c) Adjustments to Size of Board. The size of the Board shall (1) decrease as, when and to the extent that (x) the Rollover Members lose their right to appoint a Director pursuant to the provisions of Section 3.2(b)(ii), or (y) the Summit Member(s) loses its right to appoint a Director pursuant to the provisions of Section 3.2(b)(i) or the Summit Member(s) otherwise chooses to appoint less than its full number of appointees as provided herein (provided that in no event shall the Board consist of less than one Director who shall, to the extent that neither the Rollover Members nor Summit Member(s) are entitled to appoint Directors pursuant to Section 3.2(b), be appointed by vote of a majority of the Members or on such other basis as agreed among all Members); and (2) increase as, when and to the extent that the Summit Member(s) has designated less than its full number of appointees and desires to designate an additional appointee or appointees to the Board (but not beyond the maximum number of Directors that the Summit Member(s) are otherwise entitled to appoint pursuant to Section 3.2(b)). In the event of any such change in the size of the Board as provided pursuant to this

Section 3.2, the Board change shall be automatic and not require further action by the Company, the Board or any Member. For the avoidance of doubt, the Summit Member(s) shall not be required to appoint all of its Directors and may designate less than the maximum number of Directors which it is entitled to appoint pursuant to Section 3.2(b) from time to time as it shall determine in its sole discretion.

(d) Chairman. To the extent the Directors so desire, they may, acting by vote of a majority in voting power of the Directors, appoint one Director as Chairman of the Board (the “Chairman”) to preside over meetings of the Board as provided herein. If the Chairman is absent at any meeting of the Board, the Directors present may designate, acting by vote of a majority in voting power of the Directors, another Director to serve as interim Chairman for that meeting. The Chairman shall have no authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing, unless authorized by act of the Board.

(e) Reimbursement. All Directors will be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee thereof and shall be indemnified by the Company pursuant to Article IX but shall not otherwise be entitled to any compensation or fees in respect of his or her services as a Director of the Company.

SECTION 3.3. Board Meetings.

(a) Quorum; Required Vote for Board Action.

(i) Directors holding a majority of the total voting power of the Directors shall constitute a quorum for the transaction of business of the Board; provided that at least one Rollover Director is, or, solely to the extent that Special Board Approval is required in connection with any matter at the applicable Board meeting, such number of Rollover Directors required to pass an action by Special Board Approval are, in attendance. Notwithstanding the foregoing quorum requirement, in the event that a meeting of the Board is duly called and no such Rollover Director is in attendance, then no Rollover Director shall be required to constitute a quorum at the next meeting of the Board duly called (provided that no action requiring Special Board Approval shall be passed at any such meeting where the requisite number of Rollover Directors are not in attendance unless the Rollover Members holding a majority of the Class B Units held by the Rollover Members in the aggregate waive in writing their right to have the Rollover Directors present for the transaction of business to be held at such meeting).

(ii) Each Director shall have voting power determined as follows:

(A) each of the Directors other than the Summit Directors shall have one vote; and

(B) the Summit Directors collectively will have a number of votes equal to the number of Directors that the Summit Member(s) are entitled to appoint pursuant to Section 3.2(b)(i) at such time, and to the extent that less than the maximum number of Summit Directors are in attendance (in person, telephonically, by video conference or by proxy) at a meeting of the Board or any committee of the Board (including if the Summit Member(s) have appointed less than the maximum number of Summit Directors that the Summit Member(s) are entitled to appoint at such time), each Summit Director that is in attendance at the meeting of the Board (or committee of the Board, as applicable) will have a number of votes equal to the number of Directors that the Summit Member(s) are entitled to appoint pursuant to Section 3.2(b)(i) divided by the number of Summit Directors in attendance. In connection with any action by written consent the votes of Summit Directors so executing such written consent shall be allocated in a manner consistent with the foregoing.

Except as otherwise expressly provided in this Agreement, including Sections 3.3(a)(iii) and 3.3(a)(iv) below, the act of Directors holding a majority of the voting power present at a meeting of the Board at which a quorum is present shall be the act of the Board. A Director who is present at a meeting of the Board at which action on any matter is taken shall be presumed to have assented to the action unless such Director’s dissent shall be entered in the minutes of the meeting or unless he shall file such Director’s written dissent to such action with the Person acting as secretary of the meeting before the adjournment thereof or shall deliver such dissent to the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

(iii) Special Board Approval. So long as the Rollover Members are entitled to appoint a Director pursuant to Section 3.2(b)(ii), unless the Rollover Members holding a majority of the Class B Units held by the Rollover Members in the aggregate waive in writing their right to have the Rollover Directors present for the transaction of business held at such meeting, the following matters shall require the approval of (x) two Rollover Directors, to the extent that the Rollover Members are entitled to appoint at least two Directors pursuant to Section 3.2(b)(ii) and (y) one Rollover Director, to the extent that the Rollover Members are entitled to appoint only one Director pursuant to Section 3.2(b)(ii) (“Special Board Approval”) in addition to approval by a majority of the voting power of the Directors present at a meeting of the Board at which a quorum is present as provided in Section 3.3(a)(ii) or to the approvals required pursuant to Section 3.5 below, as applicable:

(A) any merger or consolidation of the Company or any of its Subsidiaries with or into any other Person (other than the merger of a Subsidiary with or into the Company or another Subsidiary), except in connection with a transaction subject to Section 5.4;

(B) any Transfer of Units that would result in a Change of Control of the Company prior to the fifth anniversary of the date of this Agreement other than any Transfer by the equityholders of Summit Holdco of their equity interests in Summit Holdco;

(C) any acquisition or divestiture by the Company or any of its Subsidiaries, whether by equity purchase or sale, equity exchange, purchase or sale of assets, merger, consolidation or otherwise, whether involving a single transaction or a series of related transactions, of or to another Person or business involving a purchase or sale price equal to or greater than $15 million, other than (w) purchases and sales of inventory, supplies, services or products by the Company and its Subsidiaries in the Ordinary Course of Business, (x) any payments required to be made pursuant to Section 9.3 of the Amended and Restated Operating Agreement of Green America Recycling, LLC, dated as of February 19, 2008 (as the same may be amended, restated or otherwise modified in accordance with its terms) or Section 5.6 of this Agreement or (y) in connection with a transaction subject to Section 5.4;

(D) (i) except as permitted without Special Board Approval under Section 2.9(b), the creation or issuance by the Company or any Subsidiary of (1) any Units, (2) any new class of Units, or (3) any other equity securities of the Company or any Subsidiary, in each case, other than any issuance of securities by a Subsidiary of the Company to another wholly-owned Subsidiary of the Company or the Company itself or in connection with any Unit or share split or Unit or share dividend paid on a proportionate basis to all equityholders of the Company or Subsidiary, as the case may be or (ii) except as permitted without Special Board Approval under Section 2.9(c), including in connection with the exercise of the Put Right or Call Right under Section 5.6, the repurchase of any Units or other equity securities of the Company or a Subsidiary of the Company, by the Company or any such Subsidiary;

(E) any liquidation, dissolution or winding up of the Company other than (x) as a result of the entry of an order, judgment or decree by any court of competent jurisdiction in a proceeding under Title 11 of the United States Code, as now constituted or as hereafter amended, or (y) in connection with a transaction subject to Section 5.4 in which the assets of the Company are distributed to the Members in a manner consistent with Section 4.4(a)(ii);

(F) any amendment to this Agreement (except as contemplated by Sections 2.9(a), 2.9(b), 2.9(d), 4.4(a), 5.1, 5.2(d) or 5.5 or any transaction contemplated by Sections 5.4, 5.5 or 5.6);

(G) any action to modify the governing organizational documents of a Subsidiary as contemplated by Section 3.6;

(H) the determination of gross fair market value of the Company’s assets in connection with any adjustment of the Gross Asset Value of the Company’s assets to their respective gross fair market value, as contemplated by paragraph (b) of the definition of Gross Asset Value;

(I) any valuation of non-cash Distributable Assets by the Board to the extent a distribution of non-cash assets is to be made by the Company pursuant to Section 4.4; and

(J) any significant change in the nature of the Company’s business.

(iv) Affiliate Transactions. In addition to the requirements set forth in Sections 3.3(a)(ii), any transaction by the Company or any of its Subsidiaries, on the one hand, and any Member or any Affiliates of any Member, on the other hand, shall require (x) Special Board Approval in connection with any such transaction involving the Summit Member(s) or their Affiliates and (y) the prior approval of a majority in voting power of the members of the Board who have not been appointed by the Member(s) or Affiliates of such Member(s) who are parties to the transaction in question in connection with any such transaction involving a Member (other than the Summit Member(s)) or Affiliates of a Member other than a Summit Member; provided, however, that no such additional approval pursuant to this Section 3.3(a)(iv) is required for:

(A) (i) any transaction or payment expressly contemplated by Sections 2.5, 2.9(f), 3.2, 8.1(b), 8.4, 10.2, 10.8 or Article IX of this Agreement, (ii) the issuance of Units and the receipt of Capital Contributions (whether or not the provisions of Section 4.6 applies to such issuance), (iii) the declaration and receipt of distributions pursuant to Section 4.4 or Section 7.2, (iv) any Refinancing that complies with Section 2.9(f), (v) any exercise of drag-along rights in a Drag-Along Sale pursuant to Section 5.4, (vi) any Rollover Exchange pursuant to Section 5.5, (vii) any exercise of the Put Right or Call Right pursuant to Section 5.6, (viii) any expense reimbursement made or to be made pursuant to Section 10.2, and (ix) any transaction contemplated by the Farmer Supply Agreement; or

(B) transactions with customers, clients, purchasers or sellers of goods or services (including the Members or any of their Affiliates), in each case, (i) in the Ordinary Course of Business and (ii) upon fair and reasonable terms no less favorable to the Company or its Subsidiary than would be obtainable in a comparable arm’s length transaction with a Person not a Member or an Affiliate of a Member.

(b) Proxy. Each Director entitled to vote at a meeting of the Board may authorize and appoint any other Director entitled to vote at such meeting to vote as his proxy for or on behalf of such Director. Each such authorization shall not require the consent or approval of any other Director (other than the Director being so authorized).

(c) Place, Waiver of Notice. Meetings of the Board may be held at such place or places as shall be determined from time to time by resolution of the Board. At all meetings of the Board, business shall be transacted in such order as shall from time to time be determined by resolution of the Board. Attendance of a Director at a meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(d) Regular Meetings. Regular meetings of the Board shall be held at such times and places as shall be designated from time to time by resolution of the Board. Notice of such meetings shall not be required; provided, however, that copies of each such resolution establishing the dates and times of such regular meetings shall be provided to each Director as promptly as practical following the adoption thereof.

(e) Special Meetings. Special meetings of the Board may be called on at least 48 hours notice to each Director by any Director. If Special Board Approval will be sought at such a meeting, such notice shall include that this is among the purposes of the special meeting. Except in an instance described in the foregoing sentence or as may otherwise be required by law or provided for in this Agreement, such notice need not state the purpose or purposes of, nor the business to be transacted at, such meeting.

(f) Notice; Telephone or Video Conference. Notice of any special meeting of the Board or other committee may be given personally, by mail, facsimile, courier, e-mail or other means and, if other than personally, shall be deemed given when written notice (including through e-mail) is delivered to the office of the Director (or his or her e-mail address, as applicable) at the address of the Director in the books and records of the Company. The Directors, or representatives of any committee designated by the Board, shall be entitled to participate in and hold a meeting of the Board or any such committee, as the case may be, by means of a telephone or video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

SECTION 3.4. Approval or Ratification of Acts or Contracts. Any act or contract that shall be approved or be ratified by the Board (subject to the requirements of this Agreement) shall be as valid and as binding upon the Company and upon all the Members (in their capacity as Members) as if it shall have been approved or ratified by every Member of the Company.

SECTION 3.5. Action by Written Consent. Any action permitted or required by the Act, the Certificate or this Agreement to be taken at a meeting of the Board or any committee designated by the Board may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by the Directors holding voting power of the Board or representatives of such committee, as the case may be sufficient to approve such action if a meeting of the Board or such committee were held to approve such action. Such consent shall have the same force and effect as a vote at a meeting and may be stated as such in any document or instrument filed with the Secretary of State of Delaware, and the execution of such consent shall constitute attendance or presence in person at a meeting of the Board or any such committee, as the case may be; provided that unless written notice (including by e-mail) has been provided by the Company or the Chairman to each of the Directors then serving on the Board (to the address, facsimile number and/or e-mail address for each such Director as set forth in the books and records of the Company) at least 12 hours prior to execution of the written consent that the Board intends to submit for approval action by written consent of the Board (with such notice summarizing in reasonable detail the matters to be approved by written consent) or the Directors not executing such consent waive their right to such notice, no written consent of the Board shall be valid until 12 hours after such executed consent has been delivered to the Company, at which point the effectiveness of such consent shall be automatic, and provided that the Company and/or the Chairman gives prompt notice of any such action taken by written consent to the Directors or representatives of such committee who did not execute such written consent (provided that any failure to give such notice shall not affect the validity of any such action by written consent).

SECTION 3.6. Boards of Subsidiaries. The Company, the Board and each of its Members shall take such actions as are required so that the board of directors or similar governing body of each Subsidiary of the Company, if any, is, comprised of members in the same proportion and with the same voting power as applies to the Board, unless otherwise approved by Special Board Approval (or set forth in the governing organizational documents of such Subsidiary of the Company existing as of the date hereof).

SECTION 3.7. Officers.

(a) Designation and Appointment. The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Director) who may be designated as Officers of the Company, with titles including “chief executive officer,” “chairman,” “president,” “vice president,” “treasurer,” “secretary,” “director” and “chief financial officer,” as and to the extent authorized by the Board. Any number of offices may be held by the same Person. In its discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be Members or residents of the States of Delaware or Missouri. Any Officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Board.

(b) Resignation/Removal. Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause at any time by the Board. Designation of an Officer shall not of itself create any contractual or employment rights.

(c) Duties of Officers Generally. The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

(d) Chief Executive Officer. Subject to the powers of the Board, the chief executive officer of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making officer. The chief executive officer shall initially be R. Michael Johnson.

(e) Vice President of Finance and Administration. The Vice President of Finance and Administration shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses and capital. The Vice President of Finance and Administration shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Vice President of Finance and Administration shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer or the Board. The Vice President of Finance and Administration shall initially be Mark Strieker.

(f) Senior Vice President. The Senior Vice President shall be in general and active charge over the sale of Company products and services to the Company’s customers. The Senior Vice President shall initially be Thomas Beck.

SECTION 3.8. Management Matters. (a) All property owned by the Company shall be registered in the Company’s name, in the name of a nominee or in “street name” as the Board may from time to time determine.

(b) The Board may take all action which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware (and of each other jurisdiction in which such existence is necessary to enable the Company to conduct the business in which it is engaged) and (ii) for the maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Board may file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Company is formed or qualified, such certificates (including certificates of limited liability companies and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Members and the amounts of their respective capital contributions.

SECTION 3.9. Liability to Members.

(a) Except as otherwise required by applicable law and as expressly set forth in this Agreement, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company (other than any losses of the Company arising from a material breach of this Agreement by such Member). Each Member shall be liable only to make such Member’s Capital Contribution to the Company and the other payments provided expressly herein.

(b) In accordance with the Act and the laws of the State of Delaware, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no distribution to any Member pursuant to Article IV hereof shall be deemed a return of money or other property paid or distributed in violation of the Act. The payment of any such money or distribution of any such property to a Member shall be deemed to be a compromise for purposes of §18-502(b) of the Act, and the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any Director or other Member.

SECTION 3.10. Fiduciary Duties.

(a) Notwithstanding anything to the contrary in this Agreement or at law or in equity including but not limited to the Act, each Member agrees that any fiduciary duty imposed under Delaware law (including the duty of loyalty and the duty of care) on a Member or any Director shall be defined, limited and eliminated as provided in this Section 3.10.

(b) Certain Potential Conflicts. Each Member acknowledges that:

(i) each Member and its Affiliates may engage in material business transactions with the Company or its Subsidiaries, subject to the requirements of Section 3.3(a)(iv); and

(ii) the directors, officers and/or employees of a Member and its Affiliates may serve as directors, officers and/or employees of the Company or its Subsidiaries.

(c) Limitation of Liability. To the fullest extent permitted by law, no Member or its Affiliates or any director, officer or employee of any Member or its Affiliates who may serve as a director of the Company or its Subsidiaries shall be liable to the Company or its Subsidiaries:

(i) by reason of any business decision or transaction undertaken by such Member or its Affiliates which may be adverse to the interests of the Company or its Subsidiaries (provided that such transaction is not in violation of Section 3.3(a)(iv));

(ii) by reason of any activity undertaken by such Member or its Affiliates or by any other Person in which such Member or its Affiliates may have an investment or other financial interest which is in competition with the Company or its Subsidiaries; or

(iii) by reason of any transaction with such Member or its Affiliates, or any transaction in which such Member or its Affiliates shall have a financial interest, unless (x) the party seeking to assert such liability shall prove, by clear and convincing evidence, that such transaction could not have been the product of rational business judgment at the time and under the circumstances it was authorized by the Board or a committee thereof and (y) the transaction has not otherwise been approved by Special Board Approval (and provided that such transaction is not in violation of Section 3.3(a)(iv)).

(d) Competing Activities. If any Member or an Affiliate thereof acquires knowledge of a potential transaction or matter which may be an investment or business opportunity or prospective economic or competitive advantage in which the Company could have an interest or expectancy (a “Competitive Opportunity”) or otherwise is then exploiting any Competitive Opportunity, the Company (and the Company’s Subsidiaries) will have no interest in, and no expectation that, such Competitive Opportunity be offered to it, any such interest or expectation being hereby renounced so that such Member shall (i) have no duty to communicate or present such Competitive Opportunity to the Company (or its Subsidiaries) unless the Competitive Opportunity is or would be principally related to a business that is both (x) presently conducted by the Company or its Subsidiaries and (y) principally located within the market areas served by the Company within the States of Missouri, Illinois and and/or Iowa, in which case such Member or its Affiliate, as applicable, shall be required to disclose such Competitive Opportunity to the Board (but shall not otherwise be obligated to present or otherwise assign or transfer such Competitive Opportunity to the Company or its Affiliates and neither such Member or any of its Affiliates shall be deemed to have relinquished any right or interest in such Competitive Opportunity by virtue of the foregoing) and (ii) have the right to hold any such Competitive Opportunity for such Member’s (and its agents’, partners’ or Affiliates’) own account and benefit, or to recommend, assign or otherwise transfer or deal in such Competitive Opportunity to Persons other than the Company or any Affiliate of the Company. For the avoidance of doubt, this Section 3.10(d) shall not limit the Company’s independent ability to pursue a Competitive Opportunity. Without limiting the generality of the foregoing, each Member acknowledges that (i) a Member or its Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including those that might be the same as or similar to the Company’s business, and which from time to time compete, directly or indirectly, with the Company, and the Member and their respective Affiliates may in their sole discretion pursue such competing business without disclosure of such competition to the

Company (or any Subsidiary of the Company) except as provided above and (ii) neither the Company, any Subsidiary of the Company nor any other Member shall have any right in or to the activities described in clause (i) or to receive or share in any income or proceeds derived therefrom. In connection with any Competitive Opportunity disclosed to the Board as required by this Section 3.10(d), the Company and the Directors shall agree to adhere to any obligations of confidentiality to which the disclosing Member or its Affiliate(s) are subject with respect to such Competitive Opportunity.

ARTICLE IV

CAPITAL CONTRIBUTIONS;

ALLOCATIONS; DISTRIBUTIONS

SECTION 4.1. Recapitalization; Initial Units; Capital Contributions.

(a) Upon execution of this Agreement on the date hereof, all limited liability company interests held by each Rollover Member pursuant to the Original Agreement shall automatically and without further action by the Company or any Member or other Person be converted into the number of Class B Units set forth opposite such Member’s name on Schedule I (as it exists as of the date hereof) (the “Recapitalization”).

(b) Each Person set forth on Schedule I (as it exists as of the date hereof) other than the Rollover Members has agreed to make an initial capital contribution to the Company consisting of cash in the respective amounts and in exchange for the respective number and type of Units set forth on Schedule I to this Agreement (as it exists as of the date hereof) pursuant to the Subscription Agreement. The Company shall issue to each Member (other than the Rollover Members) the respective number and type of Units set forth on Schedule I to this Agreement (opposite the name of such Member) upon execution of this Agreement by such Member and the payment or delivery of such Member’s Capital Contribution in the amount set forth on Schedule I.

(c) No Member shall be required to make any Capital Contributions without such Member’s consent except as set forth in Section 4.1(b). No Member shall be permitted to make any Capital Contributions except with the prior approval of the Board and otherwise in accordance with the terms of this Agreement (including, to the extent applicable, Section 3.3(a)(iii)).

SECTION 4.2. Capital Accounts. (a) There shall be established for each Member on the books of the Company a Capital Account which shall be increased or decreased in the manner set forth in this Agreement.

(b) A Member shall not have any obligation to the Company or to any other Member to restore any negative balance in the Capital Account of such Member.

SECTION 4.3. Allocations of Net Income and Net Loss.

(a) Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss or deduction of the Company) shall be determined and allocated with respect to each fiscal year of the Company as of the end of each such year or as circumstances otherwise require or allow. Subject to the other provisions of this Section 4.3, an allocation to a Member of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss. Notwithstanding anything in this Section 4.3 to the contrary (or in any other section of this Agreement), and except as otherwise required by any applicable provision of the Code or Regulation, the Rollover Members shall be allocated Net Income and Net Loss of the Company (and, to the extent necessary, individual items of income, gain, loss or deduction of the Company) as follows: (i) from January 1 through April 30, 2010 using the interim-closing-of-the-books method, and (ii) for purposes of convenience, from May 1, 2010 through and including the Closing Date by allocating such items to the Rollover Members for May, 2010 based on the number of days elapsed from May 1, 2010 through and including the Closing Date relative to 31.

(b) General Allocations. Except as otherwise provided in this Agreement, all Net Income and Net Loss shall be allocated in a manner such that the Capital Account of each Member after giving effect to the allocations set forth in Section 4.3(c) is, as nearly as possible, equal (proportionately) to (i) the distributions that would be made to such Member pursuant to Section 4.4(a)(ii) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Gross Asset Value (determined, for the avoidance of doubt, without adjustment for the hypothetical liquidation described in this Section 4.3(b)), all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability) and the net assets of the Company were distributed in accordance with Section 4.4(a)(ii) to the Members immediately after making such allocation, minus (ii) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(c) Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Section 4.3:

(i) Regulatory Allocations.

(A) If there is a net decrease in Company Minimum Gain or Member Minimum Gain during any fiscal year, the Members shall be allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in accordance with Regulations Section 1.704-2(f) or 1.704-2(i)(4), as applicable. It is intended that this Section 4.3(c)(i)(A) qualify and be construed as a “minimum gain chargeback” and a “chargeback of partner nonrecourse debt minimum gain” within the meaning of such Regulations, which shall be controlling in the event of a conflict between such Regulations and this Section 4.3(c)(i)(A).

(B) Any Nonrecourse Deductions for any fiscal year shall be specially allocated to the Members in accordance with the number of their Units. Any Member Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member(s) who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(C) If any Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to the Member in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible. It is intended that this Section 4.3(c)(i)(C) qualify and be construed as a “qualified income offset” within the meaning of Regulations 1.704-1(b)(2)(ii)(d), which shall be controlling in the event of a conflict between such Regulations and this Section 4.3(c)(i)(C).

(D) The allocations set forth in Sections 4.3(c)(i)(A), (B) and (C) (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Section 4.3(b), the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

(ii) For any fiscal year during which a Member’s interest in the Company is assigned by such Member (or by an assignee or successor in interest to a Member), the portion of the Net Income and Net Loss of the Company that is allocable in respect of such Member’s interest shall be apportioned between the assignor and the assignee of such Member’s interest using any permissible method under Code Section 706 and the Regulations thereunder (consistently applied to all Members), as determined by the Tax Matters Member.

(iii) In the event that any amount claimed by the Company to constitute a deductible expense in any fiscal year is treated for federal income tax purposes as a distribution made to a Member in its capacity as a member of the Company and not a payment to a Member not acting in its capacity as a partner under Code Section 707(a), then the Member who is deemed to have received such distribution shall first be allocated an amount of Company gross income equal to such payment, its Capital Account shall be reduced to reflect the distribution, and for purposes of Section 4.3, Net Income and Net Loss shall be determined after making the allocation required by this Section 4.3(c)(iii).

(iv) In the event that any amount claimed by the Company to constitute a distribution made to a Member in its capacity as a member of the Company is treated for federal income tax purposes as a deductible expense of the Member for a payment to a Member not acting in its capacity as a member of the Company, then the Member who is deemed to have received such payment shall first be allocated the Company expense item attributable to such payment, its Capital Account shall be reduced to reflect the allocation, and for purposes of Section 4.3, Net Income and Net Loss shall be determined after making the allocation required by this Section 4.3(c)(iv).

(d) Required Tax Allocations. All items of income, gain, loss, deduction and credit for federal income tax purposes shall be allocated to each Member in the same manner as the Net Income or Net Loss (and each item of income, gain, loss and deduction related thereto) that is allocated to such Member pursuant to Section 4.3(a), (b) and (c) to which such tax items relate. Notwithstanding the foregoing provisions of this Section 4.3, income, gain, loss and deduction with respect to property contributed to the Company by a Member shall be shared among the Members for federal, state and local income tax purposes pursuant to Regulations promulgated under Section 704(c) of the Code, so as to take account of the variation, if any, between the basis of the property to the Company and its initial Gross Asset Value (using such method determined by the Tax Matters Partner and permitted under the Regulations). In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b), (c), or (d) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and related Regulations. Any elections or other decisions relating to allocations under this Section 4.3(d) will be made in any manner that the Tax Matters Member determines in its sole discretion reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.3(d) are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other tax items or distributions pursuant to any provision of this Agreement.

(e) Excess Nonrecourse Liabilities. Solely for purposes of determining a Member’s share of the “excess nonrecourse liabilities” of the Company, within the meaning of Treasury Regulation Section 1.752-3(a)(3), the Members’ interests in Company profits are in proportion to the number of their Units.

(f) Members’ Tax Reporting. The Members acknowledge and are aware of the income tax consequences of the allocations made by Section 4.3 and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of Section 4.3 in reporting their shares of Company income, gain, loss and deductions for federal, state and local income tax purposes.

(g) Withholding. To the extent the Company is required by law to withhold or to make Tax payments on behalf of or with respect to any Member (“Tax Advances”), the Company may withhold such amounts and make such Tax payments as so required. All Tax

Advances made on behalf of a Member shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. If a distribution to a Member is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Member shall be treated as having received the amount of the distribution that is reduced by the Tax Advance. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability (including any liability for Taxes, penalties, additions to Tax or interest) with respect to income attributable to or distributions or other payments to such Member.

SECTION 4.4. Distributions. (a) The timing of all distributions of Distributable Assets will be at the sole discretion of the Board. When a distribution is authorized by the Board, each Member’s allocable portion of Distributable Assets, subject to Sections 4.4(b), (c) and (d), will be distributed as follows:

(i) If such distribution is not in connection with the complete liquidation and dissolution of the Company pursuant to Section 7.2, 100% of the Distributable Assets shall be distributed to the Members on a pari passu basis, as follows:

(A) there shall be distributed to each Class A Member in respect of its Class A Units a percentage of such Distributable Assets equal to the product of (1) the Class A Sharing Percentage and (2) a fraction, the numerator of which is the number of Class A Units held by such Class A Member at the time of such distribution and the denominator of which is the aggregate number of outstanding Class A Units; and

(B) there shall be distributed to each Class B Member in respect of its Class B Units a percentage of such Distributable Assets equal to the product of (1) the Class B Sharing Percentage and (2) a fraction, the numerator of which is the number of Class B Units held by such Class B Member at the time of such distribution and the denominator of which is the aggregate number of outstanding Class B Units.

(ii) To the extent that such distribution is made in connection with the complete liquidation and dissolution of the Company pursuant to Section 7.2, the distribution shall be made either (x) in the manner specified in Section 4.4(a)(i) above or (y) in the manner specified below based upon whichever allocation will provide the greatest return to the Class A Members in respect of their Class A Units in connection with such distribution (and any reference to Section 4.4(a)(ii) in this Agreement shall be interpreted accordingly unless expressly stated otherwise):

(A) First, 100% of the Distributable Assets shall be distributed to the Class A Members, pro rata based upon each Class A Member’s Class A Units until the Class A Members have received cumulative distributions pursuant to Section 4.4(a)(i)(A) (but without duplicating any amounts that were taken into account in calculating the amounts distributable pursuant to Section 4.4(a)(ii)(B)) and this Section 4.4(a)(ii)(A) equal to each such Member’s Class A Priority Return Amount attributable to the Class A Units held by it;

(B) Second, 100% of the Distributable Assets shall be distributed to the Class A Members, pro rata in proportion to the amount of their Capital Contributions made in exchange for Class A Units until the Class A Members have received cumulative distributions pursuant to Section 4.4(a)(i)(A) (but without duplicating any amounts that were taken into account in calculating the amounts distributable pursuant to Section 4.4(a)(ii)(A)) and this Section 4.4(a)(ii)(B) equal to each such Member’s aggregate Capital Contributions made in exchange for Class A Units held by it; and

(C) Third, 100% of the Distributable Assets shall be distributed to the Class B Members, pro rata in accordance with the number of each Class B Member’s Class B Units; provided, however, that if as a result of any such distribution pursuant to this Section 4.4(a)(ii) the Class B Members would have received but for this proviso distributions pursuant to Section 4.4(a)(i)(B), Section 4.4(c) and this Section 4.4(a)(ii) in an aggregate amount in excess of the amount that the Class B Members would have received had all such distributions been made at the time of the complete liquidation and dissolution of the Company pursuant to Section 7.2, as applicable, solely pursuant to Section 4.4(a)(i)(B) based upon the Class B Sharing Percentage as it exists at the time of such liquidation and dissolution, then any such excess amount shall not be distributed to the Class B Members in respect of their Class B Units but shall instead be distributed to the Class A Members, pro rata in accordance with the number of each Class A Member’s Class A Units;

provided that, if the Distributable Assets being distributed consist of more than one kind of asset, all Distributable Assets shall be allocated as determined on a good faith basis by the Board, and in the case of a distribution pursuant to this Section 4.4 of non-cash Distributable Assets, any determination by the Board as to the value of such Distributable Assets shall be subject to Special Board Approval pursuant to Section 3.3(a)(iii)(I).

Notwithstanding the foregoing, in the event of the Rollover Exchange or exercise of the Put Right where, following the consummation of the purchase or exchange of the Class B Units as contemplated in Sections 5.5 or 5.6, as applicable, certain of the Class B Units remain outstanding, then the definition of Class A Sharing Percentage, Class B Sharing Percentage, Sharing Percentage and any related terms and this Section 4.4 shall be amended by the Company and the Members to appropriately adjust such definitions and this Section 4.4 to take into account such purchase or exchange.

(b) For purposes of determining the amount of distributions under this Section 4.4, any holder of a Membership Interest (or any portion thereof), whether or not such Person is a Substitute Member, shall be treated as having received amounts received by its predecessors or successors in interest.

(c) If the distributions made to a Member under Section 4.4(a) are not sufficient to permit a Member (or its beneficial owners) to pay when due its income taxes attributable to taxable income of the Company allocated to such Member for a taxable year (after giving effect to any net cumulative taxable losses from prior taxable years (“Net Taxable Income”)), the Board shall, to the extent that there are Distributable Assets in the form of cash (and provided that such payments would not cause a default, event of default, breach, non-compliance or failure to satisfy any financial ratio or covenant by the Company or any of its Subsidiaries under any agreement whereby the Company and/or its Subsidiaries are obligated to repay indebtedness in excess of Five Million Dollars, including any credit agreement, indenture, security agreement or similar agreement governing such indebtedness of the Company or any of its Subsidiaries or render the Company insolvent, Bankrupt or otherwise incapable of satisfying its and its Subsidiaries’ liabilities as they become due), cause the Company in no event later than 90 days after the close of each fiscal year, to make a distribution (a “tax distribution”) to such Member so that aggregate distributions to such Member pursuant to this Section 4.4(c) (taking into account any distributions made to such Member to pay estimated taxes) for each fiscal year (other than tax distributions to a Member made during a fiscal year in respect of income allocable to such Member in a prior fiscal year), equal the federal, state and local income tax liability that would be payable in respect of the taxable income allocable to such Member (without regard to any taxable income allocable as a result of Code Section 704(c)) determined (A) solely by reference to such Member’s allocable share of the Company’s income, (B) as if such Member were an individual resident in New York, New York, (C) as if such Member were subject to federal, state and local income tax at the highest marginal rate then in effect, taking into account the character of such income and the deductibility of state and local taxes and (D) reducing such taxable income by prior year Net Losses with respect to the Company allocable to such Member. If a Member holds more than one class of Units, then such Member’s tax distributions shall be determined separately with respect to each class of Units held by such Member, and solely with respect to allocations of taxable items to such Member in respect of such class of Units. A tax distribution to a Member in respect of any Unit shall be charged against current or future distributions to which such Member would otherwise have been entitled under Section 4.4(a) or Section 7.2 in respect of such Unit. In addition to the annual tax distribution required by this Section 4.4(c), the Company shall, to the extent of available cash, make periodic distributions to the Members (to the extent that there are Distributable Assets in the form of cash) in amounts sufficient for the Members to pay estimated taxes, calculated in accordance with the principles set forth in this Section 4.4(c).

(d) If all or a portion of a Member’s Units are transferred, sold or otherwise disposed of (including pursuant to a redemption by the Company), then subsequent distributions (i) to the transferor Member pursuant to this Agreement shall be determined without regard to amounts previously distributed to such transferor Member in respect of the Units so transferred, sold or otherwise disposed and (ii) to the transferee member pursuant to this Agreement shall be determined with regard to amounts previously distributed to the transferor Member.

(e) For the avoidance of doubt, no management or other advisory fees or expense reimbursement payable to a Member or its Affiliates by the Company shall be deemed to be a distribution for purposes of this Section 4.4.

SECTION 4.5. Security Interest and Right of Set-Off. As security for any withholding tax, the Company shall have (and each Member hereby grants to the Company) a security interest in all Distributable Assets distributable to such Member to the extent of the amount of such withholding tax. The Company shall have a right of set-off against such distributions of Distributable Assets in the amount of such withholding tax. The Company may withhold distributions or portions thereof if it is required to do so by the Code or any other provision of federal, state or local tax or other law. Any amount withheld pursuant to the Code or any other provision of federal, state or local tax or other law with respect to any distribution to a Member shall be treated as an amount distributed to such Member for all purposes under this Agreement.

SECTION 4.6. Additional Issuances Generally.

(a) If the Company proposes to issue additional equity securities (including securities exercisable for or convertible into equity securities), the Company shall deliver to each Class A Member and Class B Member (each, a “Participating Member”, and, collectively, the “Participating Members”) a written notice of such proposed issuance at least thirty (30) days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 10.8 of such notice until the date of such proposed issuance, the “Subscription Period”). Such notice shall include (i) the amount, kind and terms of the equity securities to be included in the issuance, (ii) the maximum and minimum price per unit of the equity securities to be included in the issuance, (iii) the name and address of the proposed purchaser and (iv) the proposed issuance date, if known.

(b) Each Participating Member shall have the option, exercisable at any time during the first twenty (20) days of the Subscription Period by delivering written notice to the Company, to irrevocably subscribe for not more than its Sharing Percentage (based on the Units then held by such Participating Member) of any such additional equity securities (including securities exercisable for or convertible into equity securities), on the same terms as those of the proposed issuance of such additional equity securities (including securities exercisable for or convertible into equity securities). Each Participating Member who does not exercise such option in accordance with the above requirements shall be deemed to have waived all of such Participating Member’s rights with respect to such issuance. In the event that any Participating Member does not elect to purchase its aggregate Sharing Percentage of the additional equity securities (including securities exercisable for or convertible into equity securities), the Company shall deliver to each Participating Member (other than declining Participating Members) a written notice thereof not later than the twenty-fifth day of the Subscription Period, including the number of equity securities which were subject to the purchase right of such declining Participating Member(s), and each other Participating Member may subscribe for not more than its Sharing Percentage (calculated excluding the Sharing Percentage attributable to the declining Members) of such declined equity securities before the expiration of the Subscription Period.

(c) If, prior to consummation, the terms of the proposed issuance shall change with the result that the price shall be less than the minimum price set forth in the notice contemplated by clause (a) above or the other principal terms shall be more favorable to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 4.6 separately complied with.

(d) If at the end of the 90th day after the date of the effectiveness of the notice contemplated by clause (a) above as such period may be extended to obtain any required regulatory approvals, the Company has not completed the issuance, each Participating Member shall be released from such Participating Member’s obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 4.6 separately complied with, in order to consummate such issuance.

(e) In the event that the participation in the issuance by a Participation Member as a purchaser would require under applicable law (i) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities where such registration or qualification is not otherwise required for the issuance or (ii) the provision to any participant in the issuance of any specified information regarding the Company or any of its Subsidiaries or the securities to be issued that is not otherwise required to be provided for the issuance, such Participation Member shall not have the right to participate in the issuance.

(f) Each Participating Member shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 4.6.

(g) Notwithstanding the requirements of this Section 4.6, the Company may proceed with any issuance prior to having complied with the provisions of this Section 4.6 so long as the Company has used reasonable best efforts to give all Class A Members and Class B Members, including the Rollover Members, the opportunity to invest in the issuance; provided that the Company shall:

(i) provide to each Member in connection with such issuance (A) with prompt notice of such issuance and (B) the notice described in clause (a) above in which the actual price per unit of the equity securities shall be set forth;

(ii) offer to issue to each such Member such number of securities of the type issued in the issuance as may be requested by such Member (up to a number of securities that would be necessary for such Member to maintain the Sharing Percentage to which such Member would have been entitled to pursuant to Section 4.6(b) (assuming full participation by all Participating Members) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance received; and

(iii) keep such offer open for a period of twenty (20) business days, during which period each such Member may accept such offer by sending a written acceptance to the Company committing to purchase an amount of such securities (not in any event in excess of the number contemplated by Section 4.6(g)(ii)).

(h) The provisions of this Section 4.6 shall not apply to issuances by the Company as follows:

(i) any issuance to the Company or any wholly-owned Subsidiary of the Company;

(ii) any issuance of securities upon the exercise or conversion of any stock, options, warrants or convertible securities outstanding on the date hereof or issued after the date hereof in a transaction that complied with the provisions of this Section 4.6 (other than those described in clause (iii) immediately below);

(iii) any issuance of Units or other equity securities, options, warrants or convertible securities (and Units underlying such securities) to officers, employees, directors, agents or consultants (other than a Member or an Affiliate thereof, excluding R. Michael Johnson and Thomas Beck) of the Company or its subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its subsidiaries, in each case to the extent approved by the Board or pursuant to an employment benefit plan or arrangement approved by the Board;

(iv) any issuance of equity securities, options, warrants or convertible securities, in each case to the extent approved by the Board and subject to Section 3.3(a)(iii)(D) to the extent applicable, (A) in connection with any business combination or acquisition transaction by or involving the Company or any of its Subsidiaries, including a Change of Control or other Exit Event, (B) in connection with any joint venture or strategic partnership entered into primarily for purposes other than raising capital (as determined by the Board in its sole discretion) or (C) to financial institutions, commercial lenders, broker/finders or any similar party, or their respective designees, in connection with the incurrence or guarantee of indebtedness by the Company or any of its subsidiaries;

(v) any issuance of equity securities pursuant to a public offering;

(vi) the issuance of Units to the Members on the date hereof pursuant to Section 4.1(b) or in connection with the Recapitalization and the transactions contemplated by the Subscription Agreement; or

(vii) any issuance of securities in connection with any Unit split, Unit dividend paid on a proportionate basis to all holders of the affected class of Units or recapitalization, in each such case, approved by the Board.

ARTICLE V

TRANSFER OF MEMBERSHIP INTERESTS;

ADMISSION OF NEW MEMBERS

SECTION 5.1. Admission of Additional or Substitute Members.

(a) The Board shall have the right, in its sole and absolute discretion, to admit as an Additional Member any Person who acquires an interest in the Company, including Units or any other Membership Interest. Concurrently with the admission of an Additional Member, the Board shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the admission of an Additional Member, all at the expense, including payment of any professional and filing fees incurred, of the Additional Member.

(b) The Board shall have the right, in its sole and absolute discretion (other than as provided in Section 5.1(d)), to admit as a Substitute Member any Person who acquires a Membership Interest, including Unit(s), from a Member in accordance with this Article V and such Substitute Member shall succeed to the Membership Interest acquired from such Member. Concurrently with the admission of a Substitute Member, the Board shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a transferee as a Substitute Member in place of the transferring Member, all at the expense, including payment of any professional and filing fees incurred, of the Substitute Member.

(c) The admission of any Person as a Substitute or Additional Member shall be conditioned upon (i) such Person’s written acceptance and adoption of all the terms and provisions of this Agreement, either by (X) execution and delivery of a counterpart signature page to this Agreement countersigned by the Board or a duly authorized designee of the Board on behalf of the Company or (Y) any other writing evidencing the intent of such Person to become a Substitute Member or Additional Member and such writing is accepted by the Board on behalf of the Company and (ii) upon the request of the Board, such Person’s execution and delivery of such other documentation as the Board may reasonably require in connection with the issuance or Transfer of interests in the Company and the admittance of such Person as a Member.

(d) Notwithstanding anything herein to the contrary, upon exercise of their remedies pursuant to Section 8.02 of the First Lien Credit Agreement or the eleventh paragraph of the Membership Interests Pledge Agreements to the extent an Event of Default (as defined in such paragraph of the Membership Interest Pledge Agreements) has occurred under the Membership Interest Pledge Agreements and provided (x) the agent or the lenders have provided five business days’ prior notice to the Company and the Members of its or their intention to exercise such remedies and (y) such exercise of remedies is not being disputed in good faith by the Company or any Member, and subject to compliance with Section 5.1(c)(i) above (other than any requirement for any countersignature or acceptance by the Board), the agent and the lenders under the First Lien Credit Agreement (or their assignees or designees) without any further action by the Board or the Members, shall have the right to acquire the Units pledged pursuant to the First Lien Credit Agreement in connection with the enforcement of their rights under Section 8.02 of the First Lien Credit Agreement or the eleventh paragraph of the Membership Interests Pledge Agreements, to become a transferee of such pledged Units and correspondingly become a Substitute Member and/or to exercise the rights of a Member hereunder with respect to such pledged Units.

SECTION 5.2. Transfers Generally.

(a) Except as provided in Sections 2.9(f), 5.1(d), 5.3, 5.4, 5.5 and 5.6(b)(i), in connection with a Transfer of Units to a Permitted Transferee of such Member or in connection with a pledge of Units pursuant to the First Lien Credit Agreement or Second Lien Credit Agreement, no Member other than the Summit Member(s) and their Permitted Transferees may, directly or indirectly, transfer, sell, exchange, mortgage, hypothecate, pledge, assign, securitize or otherwise dispose of (any of the foregoing, a “Transfer”) all or part of such Member’s Membership Interest prior to the fifth anniversary of the Closing Date without the prior written consent of the Board, which consent may be given or withheld in its sole discretion. From and after the fifth anniversary of the Closing Date, the Members other than the Summit Member(s) shall be entitled to Transfer their Units, subject to compliance with this Section 5.2. The Summit Member(s) may Transfer their Membership Interests at any time, subject to compliance with Section 5.3 and/or Section 3.3(a)(iii)(B), in each case, to the extent applicable.

(b) Notwithstanding anything in this Agreement to the contrary, without the prior written consent of the Board, no issuance or Transfer of Units otherwise permitted or required shall be made:

(i) unless such issuance or Transfer is in compliance with applicable law, including U.S. federal and applicable state securities laws, including the Securities Act and the rules and regulations thereunder. If any such Transfer is made pursuant to an exemption from the U.S. federal and state securities laws, such Transfer shall be made only (unless the Board otherwise waives in writing such requirement) upon the transferee first having delivered to the Company a favorable written opinion of counsel, reasonably satisfactory in form and substance to the Board, to the effect that the proposed Transfer is exempt from registration under the Securities Act and any applicable state securities laws; provided, however, that no such opinion of counsel shall be required for (A) a Transfer by a Member to a Permitted Transferee made in accordance with the terms of this Agreement; (B) a sale duly made in compliance with Rule 144 promulgated under the Securities Act, or any successor or analogous rule to Rule 144, or if the Member would be permitted to Transfer the securities pursuant to paragraph (d)(1) of Rule 144 (it being agreed that the Company shall have the right to receive evidence reasonably satisfactory to it regarding compliance with such Rule or any successor or analogous rule prior to the registration of any such Transfer); or (C) a Transfer pursuant to an effective registration statement;

(ii) for so long as the Company is a partnership for United States federal income tax purposes, if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or such Transfer would otherwise result in the Company being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the Code and the regulations promulgated thereunder;

(iii) if such issuance or Transfer subjects the Company to be regulated under the Investment Company Act of 1940 or the Investment Advisors Act of 1940; or

(iv) if such issuance or Transfer would cause (A) all or any portion of the assets of the Company to (i) constitute “plan assets” (for purposes of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law) of any existing or contemplated Member, or (ii) be subject to the provisions of Title I of ERISA, Section 4975 of the Code or any applicable Similar Law, or (B) the Board or any Member (in its capacity as such) to become a fiduciary with respect to any existing or contemplated Member, pursuant to ERISA, any applicable Similar Law or otherwise.

(c) No Transfer of Interests otherwise permitted by this Agreement shall be effective unless and until any transferee who is not already a Member has complied with the requirements of Section 5.1(c) and such Person has otherwise been admitted to the Company as a Substitute Member (including pursuant to Section 5.1(d) to the extent applicable).

(d) The Members shall be permitted to assign or transfer any rights granted to such Members (or group of Members) hereunder in connection with any Transfer of Units by such Members (including any right to appoint Directors), provided that any such assignment or transfer of rights shall be proportionate to the number of Units so Transferred. To the extent that any Members so assign or transfer such rights, the Company and each of the Members shall enter into an amendment to this Agreement to appropriately reflect the assignment of such rights in accordance with the intent of this Section 5.2(d).

(e) To the extent that following a Transfer to a Permitted Transferee the status of such Permitted Transferee changes such that such transferee would no longer constitute a Permitted Transferee of the transferor, such original Transfer shall be deemed null and void ab initio.

(f) Any Transfer or attempted Transfer of any Units or Membership Interests in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Units or Membership Interests as the owner of such Units or Membership Interests for any purpose.

SECTION 5.3. Tag Along Rights.

(a) Prior to any Summit Member(s) (the “Selling Summit Member(s)”) making any Transfer of Units, the Selling Summit Member(s) shall give prior written notice to each Class B Member and the Company, which notice (the “Sale Notice”) shall (A) identify the amount of Units held by the Selling Summit Holder(s) to be Transferred (the “Offered Securities”) and the fraction, expressed as a percentage, determined by dividing the Sharing Percentage attributable to the Offered Securities by the total Sharing Percentage attributable to all Units held by the Summit Member(s) (the “Tag-Along Percentage”) and (B) describe the terms and conditions of such proposed Transfer, including the per unit price of the Units held by the Selling Summit Member(s) desired to be sold, the implied equity valuation of the Company based upon such per unit price of such Units desired to be sold and the amount that would be received in exchange for each Class B Unit as determined pursuant to Section 5.3(c).

(b) Any of the Class B Members may, within 20 days of the delivery of the Sale Notice, give written notice (each, a “Tag-Along Notice”) to the Selling Summit Member(s) that such Class B Member wishes to participate in such proposed Transfer upon the same terms and conditions as the Selling Summit Member(s) other than as set forth in this Section 5.3(b) and Section 5.3(c). Any Class B Member who does not deliver a Tag-Along Notice within such 10 day period shall be deemed to have waived all of such Class B Member’s rights with respect to the proposed sale. A Tag-Along Notice shall specify the amount of Class B Units such Class B Member desires to include in such proposed Transfer (not in any event to exceed the Tag-Along Percentage as applied to the Class B Units held by the Class B Member). To exercise its tag-along rights hereunder, each Class B Member must agree to make the same representations, warranties, covenants, indemnities and agreements as the Selling Summit Member(s) make in connection with the Transfer of the Offered Securities (except that in the case of representations and warranties pertaining specifically to, or covenants, indemnities or other agreements made specifically by, the Selling Summit Member(s), each such Class B Member shall make, to the extent applicable, comparable representations and warranties pertaining specifically to (and, as applicable, covenants, indemnities or other agreements by) each such Class B Member), and must agree to bear his or its ratable share (which shall be several and shall be based on, and limited to, the gross proceeds received by each such Class B Member) of all liabilities arising out of representations, warranties, covenants, indemnities or other agreements (other than those representations, warranties, covenants, indemnities or other agreements that pertain specifically to a given Class B Member, who shall bear all of the liability related thereto) made in connection with the Transfer.

(c) The offer of each Class B Member contained in such Class B Member’s Tag-Along Notice shall be irrevocable and, to the extent such offer is accepted by the transferee, such Class B Member shall be obligated to Transfer Class B Units in the proposed sale by the Selling Summit Member(s) at a price per Class B Unit calculated by (1) taking the per unit price of the Units held by the Selling Summit Member(s) to be sold and calculating an implied valuation of the Company based on such price, (2) calculating the valuation that all Class B Members would receive in respect of their Class B Units in a hypothetical sale of the entire Company where proceeds equal to such implied valuation described in clause (1) immediately above were received in such hypothetical sale and were distributed to the Members pursuant to Section 4.4(a)(ii), and (3) calculating the per unit price of one Class B Unit based on the aggregate proceeds to be received by the Class B Members in respect of all Class B Units in the hypothetical sale described in clause (2) immediately above and dividing such amount by the number of outstanding Class B Units. Subject to the foregoing sentence and the last sentence of Section 5.3(b) above, the Transfer of Class B Units shall otherwise be on the same terms and conditions as the Selling Summit Member(s) Transfer Units, up to such number of Class B Units as such Class B Member shall have specified in its Tag-Along Notice; provided, however, that if the material terms of the proposed sale change with the result that the per unit price for a Class B Unit shall be less than the per unit price set forth in the Sale Notice, the form of consideration shall be different or the other terms and conditions shall be materially less favorable to the Class B Member than those set forth in the Sale Notice, each Class B Member that has previously delivered a Tag-Along Notice shall be permitted to withdraw the offer contained in such holder’s Tag-Along Notice by written notice to the Selling Summit Member(s) and upon such withdrawal shall be released from such holder’s obligations, and the Selling Summit Member(s) shall either cancel such Transfer of Units or send a new Sale Notice setting forth the revised terms and conditions of such sale.

(d) Each Member participating in any such sale will bear (x) its or his own costs of any sale of Units pursuant to this Section 5.3 and (y) its or his pro-rata share (based upon the relative amount of proceeds received for the Units sold) of the costs of any sale of Units pursuant to this Section 5.3 to the extent such costs are incurred for the benefit of all participating Members and are not otherwise paid by the Company or the transferee. Costs incurred by or on behalf of a Member for its or his sole benefit will not be considered costs of the transaction hereunder.

(e) Nothing in this Agreement shall limit any rights a Member has with respect to any agreement validly entered into with the Company or one of its Subsidiaries with respect to any advisory or similar fees.

(f) If none of the Class B Members gives the Selling Summit Member(s) a timely Tag-Along Notice with respect to the Transfer proposed in the Sale Notice, then the Selling Summit Member(s) may Transfer such Offered Securities at a per unit price no greater than the price set forth in the Sale Notice and on other terms and conditions not materially more favorable to the Selling Summit Member(s) than those set forth in the Sale Notice at any time within 120 days (subject to extension to the extent necessary to obtain required governmental or other approvals) after expiration of the 10-day period for giving Tag-Along Notices with respect to such Transfer. Any such Offered Securities not Transferred by the Selling Summit Member(s) during such period will again be subject to the provisions of this Section 5.3 upon a proposed subsequent Transfer. If one or more Class B Members give the Selling Summit Member(s) a timely Tag-Along Notice, then the Selling Summit Member(s) shall use their reasonable efforts to obtain the agreement of the prospective transferee(s) to the participation of the Class B Members in any contemplated Transfer, on the same terms and conditions as are applicable to the Offered Securities, except as otherwise provided in Sections 5.3(b) and 5.3(c) above. If the prospective transferee(s) is unwilling or unable to acquire all of the Offered Securities specified in a timely Tag-Along Notice upon such terms, then the Selling Summit Member(s) shall elect either to cancel such proposed Transfer or to reduce the number of Class A Units and Class B Units on a proportionate basis to a number that the prospective transferee(s) are willing to purchase.

(g) Notwithstanding anything contained in this Section 5.3 to the contrary, there shall be no liability or obligation on behalf of any Summit Member or the Company if the Selling Summit Member(s) determine, for any reason, not to consummate a Transfer referred to in this Section 5.3.

(h) Excluded Transfers. The rights and restrictions contained in Sections 5.3(a) through (g) shall not apply with respect to any of the following Transfers of Units:

(i) any Transfer of Units to any Permitted Transferee of a Summit Member;

(ii) any Transfer by the equityholders of Summit Holdco of their equity interests in Summit Holdco;

(iii) any Transfer of Units held by a Summit Member to and among the members or partners of the Summit Member(s) and the members, partners and employees of such members and partners;

(iv) any Transfer of Units in accordance with Section 5.4; and

(v) any Transfer of Units held by a Summit Member to employees or directors of, or consultants to, any of the Company or its Subsidiaries.

SECTION 5.4. Drag-Along Rights.

(a) If at any time following the fifth anniversary of the Closing Date, subject to the limitations and conditions set forth in this Section 5.4, (x) the Summit Member(s) elect to consummate, or to cause the Company to consummate, a sale of all of the assets or all of the equity interests in the Company by whatever means (including merger, consolidation, equity purchase, sale of assets or otherwise) or (y) the equityholders of Summit Holdco elect to consummate a Sale of Control of Summit Holdco (or any Subsidiary of Summit Holdco holding, directly or indirectly, Summit Holdco’s equity interest in the Company), to the extent the Summit Member(s) or the equityholders of Summit Holdco, as applicable, choose to notify the Company and the other Members in writing of that election, the other Members and the Board will consent to and raise no objections to the proposed transaction, and the other Members, the Board and the Company will take all other actions reasonably necessary or desirable to cause the consummation of such transaction on the terms proposed by the Summit Member(s) or the equityholders of Summit Holdco, as applicable (a “Drag Along Sale”). Without limiting the foregoing and subject to the limitations and conditions set forth in this Section 5.4, (i) if the proposed Drag Along Sale requires approval of the Members, the Members will vote or cause to be voted all Units that they hold or with respect to which the Members have the power to direct the voting and which are entitled to vote on such transaction in favor of such transaction and will waive any statutory appraisal rights which the Members may have in connection therewith, and

(ii) if the proposed Drag Along Sale is structured as or involves a sale or redemption of Units or other equity interests, each Member other than the Summit Member(s) will agree to sell all of the Units held by such Member. The Members will execute any merger, asset purchase, security purchase, recapitalization or other sale agreement approved by the Summit Member(s) or the equityholders of Summit Holdco, as applicable, in connection with such Drag Along Sale provided that in the event that (x) the Class B Members will not be entitled to proceeds in the Drag Along Sale (with respect to Class B Units, calculated pursuant to clause (iv) of Section 5.4(b)), (A) the Class B Members shall not be required to make any representations, warranties, covenants, indemnities or agreements other than customary representations and warranties as to due organization, authority to enter into the applicable transaction agreement, enforceability, non-contravention and title to the Units held by such Class B Member, and (B) each Class B Member shall not be liable for any representations, warranties, covenants, indemnities or other agreements other than those representations and warranties that pertain specifically to such Member, or (y) in the event that clause (x) immediately above does not apply, the Class B Members shall be required to make the same representations, warranties, covenants, indemnities and agreements that the Summit Member(s) make in the applicable transaction agreement, including, if applicable, agreeing to bear, his, her or its ratable share (which may be joint and several but shall be based on, and limited to, the gross proceeds to be received by each such Member from the Drag Along Sale, which limit shall be reduced on a proportionate basis to the extent the liability of the Company or the selling Members has been limited to an amount less than gross proceeds in such Drag Along Sale) of all liabilities arising out of representations, warranties, covenants, indemnities or other agreements (other than those representations, warranties, covenants, indemnities or other agreements that pertain specifically to a given Member (or group of Members) other than such Member, with such given Member (or group of Members) to bear all of the liabilities related thereto) made in connection with the Drag Along Sale (except that (i) in the case of representations and warranties pertaining specifically to the Summit Member(s) or another Member, each Member shall make the comparable representations and warranties pertaining specifically to itself, (ii) in the case of covenants or agreements capable of performance only by certain Members, such covenants or agreements shall be made only by such certain Members and (iii) in the case of a Sale of Control of Summit Holdco (or any Subsidiary of Summit Holdco holding, directly or indirectly, Summit Holdco’s equity interest in the Company), the other Members shall not be required to make any representations or warranties relating to Summit Holdco or any of its Subsidiaries other than the Company and its Subsidiaries). In the event that, due to the joint and several obligation of a Member to satisfy the aforementioned liabilities in such Drag Along Sale, the purchaser or its related party in such Drag Along Sale seeks a payment from such Member in excess of such Member’s pro-rata portion of the gross proceeds in such Drag-Along Sale (which pro-rata portion shall be based upon the gross proceeds received by such Member in the Drag Along Sale, as compared to the gross proceeds received by all Members in the Drag Along Sale), then each of the other Members participating in such sale shall contribute to such Member an amount up to the contributing Member’s pro-rata portion of the gross proceeds in such Drag Along Sale sufficient to give effect to the limitation on liability as provided in this Section 5.4(a) and in any instance, subject to the limits as provided in the foregoing sentence, with any such limit to be applied to each Member in accordance with this pro-rata portion of the gross proceeds.

(b) The obligations of the Members other than the Summit Member(s) with respect to the Drag Along Sale are subject to the satisfaction of the following conditions: (i) in connection with any Drag Along Sale of the Company not involving Summit Holdco or any of its Subsidiaries other than the Company and its Subsidiaries requiring participation by the Company or any Members other than the Summit Member(s), the Company shall be required to engage an independent investment banking firm selected by the Board, which investment banking firm shall manage a sale process designed to maximize the price taking into account certainty and other non-financial terms and conditions of such Drag Along Sale and otherwise assist the Company and its Members with such Drag Along Sale; (ii) in connection with any Drag Along Sale in which an independent investment banking firm is required to be hired pursuant to clause (i) immediately above, the receipt by the Company and the Board of a fairness opinion of such independent investment bank as to the fairness, from a financial point of view, of the consideration to be received by the Class B Members in respect of their Class B Units in the Drag Along Sale; (iii) all of the Members shall receive the same form of consideration, or if any Members are given an option as to the form and amount of consideration to be received, all Members will be given the same option; and (iv) the consideration to be received by Class B Members in respect of their Class B Units (A) in a Drag Along Sale of the Company not involving Summit Holdco or any of its Subsidiaries other than the Company and its Subsidiaries will be at a price per Class B Unit calculated by taking the aggregate proceeds from such Drag Along Sale and allocating such proceeds based upon a hypothetical distribution of such proceeds by the Company pursuant to Section 4.4(a)(ii), and (B) in a Drag Along Sale of the Company involving Summit Holdco or its Subsidiaries in addition to the Company and its Subsidiaries will be at a price per Class B Unit determined through the valuation methodology set forth in Section 5.6(d)(ii)(A) as if such Class B Units were purchased through the exercise of the Put Right for cash pursuant to such Section.

(c) Each Member will bear (x) its or his own costs of any sale of Units pursuant to a Drag Along Sale and (y) its or his pro-rata share (based upon the relative amount of proceeds received for the Units and other equity interests sold) of the costs of any sale of Units or other equity interests pursuant to a Drag Along Sale to the extent such costs are incurred for the benefit of all participating Members (or selling equityholders in any Drag Along Sale involving Summit Holdco or its Subsidiaries in addition to the Company and its Subsidiaries) and are not otherwise paid by the Company, Summit Holdco or the transferee (provided that Section 10.2 to apply to such Drag Along Sale unless otherwise agreed by the Summit Member(s)). Costs incurred by or on behalf of a Member for its or his sole benefit will not be considered costs of the transaction hereunder. In the event that any transaction that the Summit Member(s) or the equityholders of Summit Holdco, as applicable, elect to consummate or cause to be consummated pursuant to this Section 5.4 is not consummated for any reason, the Company will reimburse the Summit Member(s) or the equityholders of Summit Holdco, as applicable, for all actual and reasonable expenses paid or incurred by the Summit Member(s) or the equityholders of Summit Holdco, as applicable, for the benefit of the Company and/or all of its Members in connection therewith (in the case of a Drag Along Sale involving Summit Holdco or its Subsidiaries in addition to the Company and its Subsidiaries, based upon a reasonable allocation of expense as between Summit Holdco and the Company as agreed between the Board (subject to Section 3.3(a)(iv)) and Summit Holdco).

(d) Nothing in this Agreement shall limit any rights a Member has with respect to any agreement validly entered into with the Company or one of its Subsidiaries with respect to any advisory or similar fees.

(e) Notwithstanding anything contained in this Section 5.4 to the contrary, there shall be no liability or obligation on behalf of any Summit Member, any equityholder of Summit Holdco, their respective Affiliates or the Company if the Summit Member(s) or equityholders of Summit Holdco, as applicable, determine, for any reason, not to consummate a Drag Along Sale, and the Summit Member(s) or equityholders of Summit Holdco, as applicable, shall be permitted to, and shall have the authority to cause the Company to, discontinue at any time any Drag Along Sale initiated by the Summit Member(s) or equityholders of Summit Holdco, as applicable, by providing written notice to the Company.

SECTION 5.5. Rollover Exchange.

(a) To the extent that the equityholders of Summit Holdco or the board of directors or similar governing body thereof resolve or otherwise determine to undertake a Summit IPO (and so long as Summit Holdco, through the Summit Member(s), continues to Control the Company at such time), then, following the engagement of any lead underwriting bank(s) in connection therewith, the Summit Member(s) shall cause such lead underwriting bank(s) (the “Underwriters”) to, as part of their valuation analysis of Summit Holdco and its subsidiaries, undertake to complete a valuation of the Company and of the Class B Members’ interest in the Company relative to the value of Summit Holdco and its subsidiaries on a consolidated basis (assuming for such purposes 100% ownership of the Company by the Summit Member(s)), in each case, based upon the valuation methodology set forth in Schedule III to this Agreement, which valuation shall be final and binding on the parties for purposes of this Section 5.5. The Summit Member(s) shall cause such valuation to be reduced to writing (the “IPO Valuation Notice”) and delivered to each of the Class B Members promptly following the completion of such valuation and, to the extent reasonably practicable, no later than 15 days prior to the filing of the initial registration statement under the Securities Act relating to the Summit IPO.

(b) If Summit Holdco, through the Summit Member(s), continues to Control the Company at such time, each Class B Member shall have the right, but not the obligation (subject to the requirements of Section 5.6 to the extent applicable), exercisable within fifteen days after receipt of the IPO Valuation Notice by delivering written notice thereof to the Company and to the Summit Member(s), to exchange or otherwise transfer in a manner determined by the Summit Member(s) in their discretion, subject to and contingent upon consummation of the Summit IPO, all, but not less than all, of the Class B Units held by such Class B Member for common equity of Summit Holdco (“Summit Holdco Common Shares”) pursuant to the terms and conditions of this Section 5.5 (the “Rollover Exchange”). Any written notice by a Class B Member to participate in a Rollover Exchange shall be irrevocable, and to the extent that a Class B Member fails to timely deliver or otherwise does not deliver a written notice electing to participate in the Rollover Exchange within the time period required above such Member shall be deemed to have irrevocably waived its, his or her right to participate in the Rollover Exchange absent a written agreement otherwise by the Summit Member(s) (but any such waiver shall not otherwise affect the rights a Class B Member may have pursuant to Section 5.6).

(c) In connection with the Rollover Exchange:

(i) Each participating Class B Member shall receive in respect of their Class B Units, substantially concurrent with the consummation of the Summit IPO, a number of Summit Holdco Common Shares (rounded to the nearest share) calculated based on the following:

S = (IRP * MP) * CS

(1- (IRP * MP))

where:

S = the number of Summit Holdco Common Shares to be issued to such participating Member

IRP = the Class B Indirect Rollover Percentage (as defined in Schedule III hereto) attributable to all Class B Members

MP = a fraction, the numerator of which is the number of Class B Units held by such participating Member and the denominator of which is the number of Class B Units held by all Class B Members including such participating Member

CS = the number of Summit Holdco Common Shares outstanding or to be outstanding immediately prior to the consummation of the Rollover Exchange but disregarding for such purposes (1) any issuance of shares by Summit Holdco occurring in connection with the Summit IPO, (2) any Summit Holdco Common Shares issued in respect of, or underlying, equity incentive or similar awards (including upon any conversion or reorganization of Summit Holdco undertaken in connection with the Summit IPO) to directors, officers, employees, consultants or agents of Summit Holdco or any of its Subsidiaries pursuant to a plan or arrangement established by the board of directors or similar managing body of Summit Holdco or its predecessors or by the equityholders of Summit Holdco, and (3) any Summit Holdco Common Shares, if any, underlying warrants, options or other securities exercisable for such Summit Holdco Common Shares and held by Persons other than Summit Holdco, its Subsidiaries, Blackstone and the other equityholders of Summit Holdco existing as of the date of this Agreement

(ii) The Members participating in the Rollover Exchange shall receive customary registration rights with respect to the Summit Holdco Common Shares received in respect of the Rollover Exchange based upon a registration rights agreement to be negotiated in good faith between Summit Holdco and such participating Members concurrently with the Rollover Exchange, which registration rights agreement will include the following terms (in the case of clause (A), to the extent applicable):

(A) in the event that all (but not less than all) of the Class B Members elect to participate in the Rollover Exchange in connection with the Summit IPO, such Class B Members holding a majority of the Summit Holdco Common Shares received in connection with the Rollover Exchange shall be entitled to one customary “demand” registration right covering the Summit Holdco Common Shares received by the Class B Members participating in the Rollover Exchange, provided that the market value of such shares is at least $40 million, which right shall be exercisable at any time from and after the third anniversary of the Summit IPO; and

(B) each Member participating in the Rollover Exchange shall receive customary “piggyback” registration rights on any underwritten registered offering following the Summit IPO in which Blackstone participates.

No Member participating in the Rollover Exchange shall be entitled to participate and sell Summit Holdco Common Shares in the Summit IPO without the prior written consent of Blackstone.

(iii) Each participating Member shall, and hereby agrees to, provide such representations, warranties and covenants as would be customary in such a transaction of this nature, including the following:

(A) representations and warranties as to ownership and title to the Units held by such Member, including that it is the sole beneficial and record owner of such Class B Units with the full right, power and authority to convey such Class B Units to Summit Holdco, free and clear of all liens and encumbrances;

(B) representations and warranties customarily required in order to establish that the Rollover Exchange satisfies the requirements necessary in order for the issuance of the Summit Holdco Common Shares in connection with the Rollover Exchange to be exempt from registration under the Securities Act;

(C) agreeing to, in connection with any underwritten offering of Summit Holdco Common Shares, including the Summit IPO, abide by any underwriter’s lockup restrictions requested of them by the underwriters in such underwritten offering and any lockup restrictions imposed on Blackstone;

(D) providing to the Company, Summit Holdco, and any underwriters in an underwritten public offering such information regarding itself or its ownership of Units or Summit Holdco equity as is requested by any of them to be included in a registration statement relating to the equity securities of Summit Holdco; and

(E) providing the Company, Summit Holdco, any underwriter and any of their officers, directors, affiliates or controlling persons customary indemnification protection in connection with representations and warranties made, or information otherwise provided for use in a registration statement by such Member in connection with the Summit IPO or any subsequent underwritten offering in which such Member participates.

(iv) Without limiting the requirements of Section 5.5(c)(iii), each participating Member shall, and hereby agrees to, promptly take such actions and execute, deliver and perform any and all agreements and other documentation as are necessary or reasonably requested by the Company, Summit Holdco or its equityholders in collection with the Rollover Exchange and Summit IPO, including to effect any of the provisions in this Section 5.5.

(v) Each participating Member shall bear its, his or her own costs and expenses of participating in the Rollover Exchange, including any and all transfer taxes arising from the exchange of the Class B Units for Summit Holdco Common Shares.

SECTION 5.6. Put/Call of Class B Units.

(a) Subject to the terms and conditions set forth in this Section 5.6, the Summit Member(s) shall have the right (but not the obligation) to require the Company to purchase all (but not less than all) of the Class B Units held by Class B Members (the “Call Right”) at any time after the sixth anniversary of the Closing Date either (x) in anticipation of the Summit IPO (but concurrently with and contingent upon completion of the Summit IPO) or (y) if the Summit IPO has already occurred. Notwithstanding the foregoing, in the event of a Sale of Control of Summit Holdco occurring prior to the fifth anniversary of the Closing Date, the Summit Member(s), or the Person succeeding to the interest of the Summit Member(s), following such Sale of Control shall not be entitled to exercise the Call Right for any reason prior to the later of the sixth anniversary of the Closing Date and the third anniversary of the date of consummation of the Sale of Control of Summit Holdco. To exercise the Call Right, the Summit Member(s) shall deliver to the Company, which in turn shall deliver to the Rollover Members, a written notice that the Summit Member(s) have elected to exercise the Call Right.

(b) Subject to the terms and conditions set forth in this Section 5.6, each Class B Member shall have the right (but not the obligation) to require the Company to purchase all (but not less than all) of the Class B Units held by such Class B Member and its Permitted Transferee(s) holding Class B Units (the “Put Right”) (i) in connection with a Sale of Control of Summit Holdco occurring after the Second Lien Date and prior to the sixth anniversary of the Closing Date (but subject to and contingent upon the consummation of such Sale of Control); or (ii) at any time following the sixth anniversary of the Closing Date (whether or not a Sale of Control has previously occurred). The Summit Member(s) shall, prior to any anticipated Sale of

Control of Summit Holdco occurring prior to the fifth anniversary of the Closing Date, provide written notice thereof. To exercise its Put Right, a Class B Member shall deliver to the Company a written notice informing the Company that such Class B Member has elected to exercise its Put Right and, in the case where such Class B Member has the option to choose between cash and stock consideration pursuant to Section 5.6(c) below, stating whether it elects to receive cash or stock consideration; provided that in the case of an anticipated Sale of Control of Summit Holdco occurring prior to the fifth anniversary of the Closing Date, such written notice must be delivered to the Company and the Summit Member(s) no later than 10 days following receipt by the Class B Members of the written notice from the Summit Member(s) of the anticipated Sale of Control. Any failure to provide written notice within the 10 day period set forth in the provisio in the foregoing sentence shall be deemed an irrevocable waiver of such Class B Member’s right to exercise its Put Right in connection with such Sale of Control, but shall not otherwise affect its right to exercise the Put Right following the sixth anniversary of the Closing Date. Any written notice of exercise of the Put Right by a Class B Member shall be irrevocable absent the written consent of the Summit Member(s).

(c) In connection with any exercise of the Put Right or Call Right where Summit Holdco Common Shares are then publicly-traded or in connection with the exercise of the Call Right made in anticipation of the Summit IPO (and where Summit Holdco, through the Summit Member(s), continues to Control the Company), each Class B Member shall be entitled to elect to receive for its Class B Units cash consideration or, in lieu of cash, a number of Summit Holdco Common Shares, in each case, as determined pursuant to Section 5.6(d) below.

(d) The value for each Class B Unit to be purchased pursuant to the Call Right or Put Right, as applicable, will be calculated based on the fair market value as agreed upon by the Board and the Class B Members selling Class B Units pursuant to the Call Right or Put Right, as applicable, provided that if no amount can be agreed upon within 10 days of delivery of the Call Right or Put Right notice, as applicable, or if the parties otherwise so desire, then such amount shall be determined as follows:

(i) where the exercise of the Call Right is made in anticipation of the Summit IPO and where a Class B Member elects to receive Summit Holdco Common Shares as consideration, then such Class B Member shall receive a number of Summit Holdco Common Shares calculated in the manner set forth in Section 5.5 as if such Class B Member had elected to participate in a Rollover Exchange;

(ii) in the event of exercise of the Call Right or Put Right in all scenarios provided in Sections 5.6(a) and (b) other than that described in Section 5.6(d)(i):

(A) the value of the Class B Units being purchased will be determined by an independent investment banking or other valuation firm selected jointly (and equally paid for) by the Class B Members and the Company and applying the valuation methodologies set forth on Schedule IV hereto; provided, however, if either the Class B Member(s) or the Board gives written notice to the other within 5 days after the expiration of the foregoing 10 day period that it desires to have three investment banks determine the fair market value, or if the Class B Member(s) and the Board cannot agree on one investment bank within such 10 day period, the fair market value shall be determined by three investment banks each applying the valuation methodologies set forth on Schedule IV hereto, one selected and paid by the participating Class B Member(s), one selected by the Board (both within 10 days after the expiration of the foregoing 10 day period), and the third selected by the other two within 10 days of the foregoing 10 day period (and paid equally by the participating Class B Member(s) and the Company). If one investment bank or valuation firm is selected, then its determination is the fair market value. If three investment banks are selected, the fair market value shall be the average of the two closest determinations in dollar value made by the three. Such determination shall be final and binding on all parties. To the extent one or more investment banks or valuation firms are engaged as provided above, the purchase price shall be determined within 30 days of appointment of the independent valuation firm or investment bank(s). Notwithstanding the foregoing, in the event of exercise of a Put Right where a valuation by one or more independent investment banking or other valuation firms in a valuation process conducted pursuant to this Section 5.6 has occurred in the nine months prior to the date on which the written notice of exercise of such Put Right is delivered, then the value of the Class B Units being purchased will be based upon such prior valuation unless the Company elects, in its discretion as determined by the Board, to require a new valuation in accordance with the principles set forth above to be undertaken; and

(B) to the extent that a Class B Member has elected to receive Summit Holdco Common Shares as consideration for its Class B Units where the valuation of such Class B Units has been determined pursuant to this Section 5.6(d)(ii), then such Class B Member shall receive a number of Summit Holdco Common Shares equal to the value of such Class B Member’s Class B Units as determined pursuant to Section 5.6(d)(ii)(A) above divided by the volume weighted average trading price of the Summit Holdco Common Shares as reported by Bloomberg L.P. (based on composite trading) for the 10 trading days ending on the trading day immediately prior to the date of the Put Right or Call Right, as applicable, exercise notice.

(e) Each Class B Member shall, and hereby agrees to, promptly take such actions and execute, deliver and perform any and all agreements and other documentation as are necessary or reasonably requested by the Company and/or Summit Holdco in connection with the exercise of the Put Right or Call Right. Without limiting the foregoing, each Class B Member shall, and hereby agrees to, provide representations, warranties and covenants as would be customary in a transaction of the nature contemplated in this Section 5.6, which representations and warranties shall be limited to customary representations and warranties as to due organization, authority to enter into the applicable documentation, enforceability, non-contravention, title to the Units held by such Class B Member and representations and warranties customarily required in order to establish that any exchange of Class B Units satisfies the requirements necessary in order for the issuance of Summit Holdco Common Shares in connection with such exchange to be exempt from registration under the Securities Act.

(f) In the event that the Summit Member(s) exercise the Call Right or where none of the Class B Members elect to participate in the Rollover Exchange but all Class B Members subsequently elect at the same time to exercise their Put Right and, in either such case, all such Class B Members elect to receive Summit Holdco Common Shares as consideration, then the Class B Members shall collectively be entitled to one “demand” registration right on the same terms and conditions as set forth under Section 5.5(c)(ii). Any Class B Members receiving Summit Holdco Common Shares as consideration for their Class B Units in connection with the exercise of the Call Right or Put Right shall also be entitled to “piggyback” registration rights on the same terms and conditions as described under Section 5.5(c)(ii).

(g) Subject to Section 5.6(h), the closing of the purchase of the Class B Units pursuant to this Section 5.6 shall occur on a date designated by the Board, and in any event within forty-five (45) days of the date on which the purchase price/value for the Class B Units is determined (unless the purchase is subject to and contingent upon the occurrence of another event (e.g., the Summit IPO), in which case, the 45 day requirement shall not apply) (such date, with respect to the Call Right, the “Call Closing Date”, and with respect to the Put Right, the “Put Closing Date”); provided that if such purchase is subject to any prior regulatory approval, then such 45-day period shall be extended until the expiration of ten business days after all such approvals shall have been received and the Company shall use its commercially reasonable efforts to obtain any such regulatory approvals as promptly as possible. Without limiting the generality of Section 5.5(e), on or prior to the Call Closing Date or Put Closing Date, as applicable, the Class B Members subject to the Put Right or Call Right, as applicable, shall execute applicable transfer instruments representing their Class B Units, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Class B Units shall be free and clear of any liens, and each Class B Member subject to the Put Right or Call Right, as applicable, shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Class B Units with the full right, power and authority to convey such Class B Units to the Company or to Summit Holdco (if so directed by the Company). Where a Class B Member is to receive cash consideration in respect of its Class B Units, such Class B Units may be purchased by delivery of funds deposited into an account designated by such Member, a bank cashier’s check, a certified check or a company check of the Company for the purchase price.

(h) Notwithstanding anything to the contrary elsewhere herein, the Company shall not be obligated to purchase any Class B Units at any time pursuant to this Section 5.6 in connection with the exercise of the Put Right, (i) to the extent that the purchase of such Class B Units would result (x) in a violation of any law or (y) after giving effect thereto (including any dividends or other distributions or loans from a Subsidiary of the Company to the Company in connection therewith), in a default or event of default under any bona fide financing agreement of the Company or its Subsidiaries (a “Financing Default”), (ii) if immediately prior to such purchase of Class B Units there exists a Financing Default which prohibits such purchase

(including any dividends or other distributions or loans from a Subsidiary of the Company to the Company in connection therewith), or (iii) if the Company does not have funds available to effect such purchase of Class B Units and to concurrently maintain its operations in the Ordinary Course of Business (and the Class B Member has not otherwise elected to receive Summit Holdco Common Shares), in which case (1) the Company shall within fifteen days of learning of any such fact so notify the Members in writing that it is not currently capable of purchasing such Class B Units and giving the reasons therefor, and (2) the Company shall be entitled to delay the consummation of the purchase of the Class B Units pursuant to this Section 5.6 until the earlier of (A) a date that is no later than 20 days after the date on which such facts prohibiting the purchase of the Class B Units cease to exist and (B) the date that is nine months after the Class B Members receive notice from the Company of its inability to consummate the purchase, unless at the end of such nine month period the purchase of the Class B Units would continue to result in a violation of any law (in which case the Company shall use its best efforts to provide a means to acquire such Class B Units in a manner that does not result in a violation of law as promptly as reasonably practicable at the end of such nine month period).

(i) In the event the Company purchases the Class B Units pursuant to this Section 5.6, the selling Class B Member shall thereafter not be entitled to any distributions in respect of the Class B Units which have been purchased or which are to be purchased by the Company pursuant to this Section 5.6 where the Class B Members or the Summit Member(s) have already delivered a notice of their election to exercise the Put Right or Call Right, respectively, and the purchase price is not otherwise equitably adjusted to take into account the receipt of the proposed distribution to be made by the Company.

ARTICLE VI

CERTAIN OBLIGATIONS OF THE ROLLOVER MEMBERS

SECTION 6.1. Non-Solicitation.

(a) In order that the Summit Member(s) may have and enjoy the full benefit of their investment in the Company and in consideration of, among other things, the Capital Contributions provided by the Summit Member(s) in respect of their Class A Units pursuant to the Subscription Agreement, during the period from the date of this Agreement through the later of (x) such time as the Rollover Members and their Permitted Transferees cease to own any Units; and (y) the seventh anniversary of the Closing Date (the “Non-Solicitation Period”), no Rollover Member (or Permitted Transferee acquiring Units after the date hereof) will, and will cause each of its Affiliates and Family Affiliates not to:

(i) directly or indirectly, either for himself, herself, itself or any other Person or entity, hire any of the officers or directors or other persons employed by the Summit Member(s), their respective Affiliates (including, for these purposes, the Company and its Subsidiaries) and their respective successors or assigns, or solicit or induce such persons to leave the employ of the Summit Member(s), their respective Affiliates (including, for these purposes, the Company and its Subsidiaries) or their respective successors or assigns (it being acknowledged that to the extent any such officer, director or other person is fired from employment, this Section 6.1(a)(i) shall not apply to such officer, director or other person); or

(ii) disparage the business of the Company, its Subsidiaries, the Summit Member(s) or any of their Affiliates in any way which could adversely affect the goodwill, reputation or business relationships of the foregoing with the public generally, or with any of their customers, suppliers or employees.

(b) Each Rollover Member (and each Permitted Transferee acquiring Units from a Rollover Member (or other Permitted Transferee of a Rollover Member) after the date hereof) acknowledges that the restrictions imposed by this Agreement are fully understood by such Person, are fair and reasonable, and will not preclude such Person from becoming gainfully employed following the execution of this Agreement.

(c) If any of the provisions of this Section 6.1 shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Section 6.1, but rather this Section 6.1 shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly. In the event of a breach or violation by any Rollover Member (or Permitted Transferee acquiring Units from a Rollover Member (or other Permitted Transferee of a Rollover Member) after the date hereof) of this Section 6.1, the Company and any Summit Member shall have the right to pursue all legal remedies available at law, including under this Agreement, and, notwithstanding recovery of any such remedy, the Non-Solicitation Period as to such Seller shall be tolled until such breach or violation has been cured.

(d) Each Rollover Member (and each Permitted Transferee acquiring Units from a Rollover Member (or other Permitted Transferee of a Rollover Member) after the date hereof) acknowledges that the Company and each Summit Member will have no adequate remedy at law and may suffer irreparable damage if any Rollover Member (or Permitted Transferee acquiring Units from a Rollover Member (or other Permitted Transferee of a Rollover Member) after the date hereof) breaches or fails to perform any of their obligations in this Section 6.1. Accordingly, each Rollover Member (and each Permitted Transferee acquiring Units from a Rollover Member (or other Permitted Transferee of a Rollover Member) after the date hereof) agrees that each of the Company and each Summit Member shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if any Rollover Member (or other Permitted Transferee of a Rollover Member) after the date hereof) shall fail or threaten to fail to perform any of their obligations hereunder. In connection therewith, each Rollover Member (and each Permitted Transferee acquiring Units from a Rollover Member (or other Permitted Transferee of a Rollover Member) after the date hereof) waives the claim or defense that adequate remedy at law exists.

ARTICLE VII

WITHDRAWAL; DISSOLUTION

SECTION 7.1. Member Withdrawal. Except in connection with a transfer of all of a Member’s Units in accordance with this Agreement, withdrawal by a Member shall not be permitted. Withdrawal of a Member pursuant to this Agreement shall not dissolve the Company if at the time of such event of withdrawal there are one or more remaining Members, each of which hereby agrees to continue the business of the Company. If upon an event of withdrawal with respect to a Member there shall be no remaining Members, the Company nonetheless shall not be dissolved and shall not be required to be wound up if, within 90 days after the occurrence of such event of withdrawal, the Board agrees in writing to continue the business of the Company and to the appointment, effective as of the date of such withdrawal, of one or more Members.

SECTION 7.2. Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:

(i) the approval of the Board, subject to the requirements of Section 3.3(a)(iii)(E) to the extent applicable;

(ii) the written consent of Members holding a majority of the outstanding Class A, subject to the requirements of Section 3.3(a)(iii)(E) to the extent applicable; and

(iii) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Except as provided in this Agreement, the death, retirement, resignation, expulsion, incapacity, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company, and the Company shall continue in existence subject to the terms and conditions of this Agreement.

(b) If the Company is dissolved, the business and property of the Company shall be wound up and liquidated by the Board or, in the event of the unavailability of the Board, such Member or other liquidating trustee as shall be named by the Board.

(c) Within 120 calendar days after the effective date of dissolution of the Company, the assets of the Company shall be distributed in the following manner and order:

(i) All debts and obligations of the Company, if any, shall be paid, discharged or provided for by adequate reserves;

(ii) The balance, to the Members in accordance with Section 4.4(a)(ii).

(d) Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company is terminated, and shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made and take such other actions as may be necessary to terminate the Company.

ARTICLE VIII

REPORTS TO MEMBERS; TAX MATTERS; AFFIRMATIVE COVENANTS

SECTION 8.1. Books of Account. (a) Appropriate books of account shall be kept by the Board, in accordance with U.S. generally accepted accounting principles, at the principal place of business of the Company, and each Summit Member shall have access to all books, records and accounts of the Company and the right to make copies thereof for any purpose reasonably related to such Summit Member’s interest as a member of the Company, in each case, under such conditions and restrictions as the Board may reasonably prescribe.

(b) The Members (i) shall be supplied with all Company information necessary to enable each Member to prepare its federal income tax returns within 90 days after the end of the Company’s fiscal year (an estimate of such information shall be supplied within 75 days after the end of the Company’s fiscal year) and (ii) shall be supplied with all Company information necessary to enable each Member to prepare its state and local income tax returns within 120 days after the end of the Company’s fiscal year.

(c) Except as otherwise expressly provided herein, all determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made by the Board on a good faith basis and shall be conclusive and binding on all Members, their successors, heirs, estates or legal representatives and any other Person, and to the fullest extent permitted by law no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

SECTION 8.2. Fiscal Year. The fiscal year of the Company shall end on December 31 of each calendar year unless otherwise determined by the Board in accordance with Section 706 of the Code.

SECTION 8.3. Certain Tax Matters.

(a) The Tax Matters Member (as defined below) shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and shall cause such returns to be timely filed, and, except as herein otherwise provided shall reasonably determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Tax Matters Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. Each Member agrees that he shall not, except as otherwise required or provided by applicable law or regulatory requirements, (i) treat, on such Member’s individual income tax returns, any item of income, gain, loss, deduction or credit relating to such Member’s interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-1 or other information statement furnished by the Company to such Member for use in preparing such Member’s income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Tax Matters Member shall be authorized to act for, and the Tax Matters Member’s decision shall be final and binding upon, the Company and all Members except to the extent a Member shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Tax Matters Member in connection therewith (including attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of, and payable by, the Company and (C) no Member shall have the right to (1) participate in the audit of any Company tax return, or (2) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit; provided that the Company or the Tax Matters Member will keep the Members reasonably informed of any such audit or proceeding. Except as otherwise provided by applicable law or regulatory requirements, all Members agree that all tax filings they may make will be consistent with the tax returns prepared by the Tax Matters Member and shall not take any tax position inconsistent with the tax positions taken by the Company. The Members agree that the Capital Account of the Rollover Members as of the date of this Agreement shall be zero and all tax returns will be filed in a manner consistent therewith.

(b) The Company intends to be classified and treated as a partnership for United States federal tax purposes. In connection therewith, the Members hereby consent to the making of any elections pursuant to Treasury Regulations Section 301.7701-3 consistent with such treatment and agree not to revoke such elections except as permitted by the terms of this Agreement.

(c) The Company and each Member hereby designate the Summit Member as the “tax matters partner” for federal income tax purposes (the “Tax Matters Member”). The Tax Matters Member shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the Code with respect to the Company. For the avoidance of doubt, the provisions relating to liability and indemnification of Members set forth in Section 3.9 and Article IX of this Agreement shall be fully applicable to the Tax Matters Member in its capacity as such.

SECTION 8.4. Financial Statements».

At all times during the continuance of the Company, the Company will keep or cause to be kept full and true books of account in which will be entered fully and accurately each transaction of the Company, and which books of account are to be kept on the basis of GAAP for financial reporting purposes. The Company will deliver to each of the Members each of the following:

(a) as soon as available and in any event within ninety (90) days after the end of each fiscal year, or as soon thereafter as is practicable, annual financial statements of the Company containing the following: (i) a profit and loss statement and a balance sheet (including notes thereto) each of the Company and its Subsidiaries; and (ii) an audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, members’ capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by and accompanied by the opinion of independent public accountants of recognized standing selected by the Company, together with management discussion and analysis relating to important operational and financial developments during such fiscal period;

(b) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year, a statement of the Capital Account of each Member;

(c) as soon as available and in any event within thirty (30) days after the end of each fiscal month (other than the last fiscal month of each fiscal year), consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal month and the related consolidated statements of income and cash flows for such fiscal month and for the portion of the fiscal year ended at the end of such fiscal month, setting forth in the case of the consolidated income statement only in comparative form the figures for the corresponding portion of the previous fiscal year;

(d) as soon as available and in any event at least thirty (30) days after the beginning of each fiscal year, consolidated balance sheet, income statement and cash flow projections for the Company and its Subsidiaries for such fiscal year on a month-by-month basis (including the principal assumptions upon which such projections were based); and

(e) within ten business days after any officer of the Company obtains knowledge thereof, written notice of, and reasonable detail concerning, the institution of any litigation, arbitration proceeding or governmental or regulatory proceeding against or affecting the Company or any Subsidiary, whether or not considered to be covered by insurance, in which the prayer or claim for relief seeks recovery of an amount in excess of $1,000,000 (or, if no dollar amount is specified in the prayer or claim for relief, in which there is a reasonable likelihood of recovery of an amount in excess of $1,000,000) or any form of equitable relief which, if granted, could reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole; provided that no such disclosure shall be required to the extent that such disclosure could result in the loss of attorney-client privilege.

SECTION 8.5. Records.»

The Company shall keep at its principal place of business such records as are required to be kept there under the Act, including or along with the following: (i) a current and a past list, setting forth the full name and last known address of each Member; (ii) a copy of the Certificate of Formation; (iii) copies of the Company’s tax returns for the three most recent fiscal years; (iv) copies of this Agreement; (v) copies of the financial statements described above for the three most recent fiscal years; (vi) the amount of cash and a statement of the agreed value of other property or services contributed by each Member and the times at which or events upon the happening of which any additional contributions agreed to be made by each Member are to be made; (vii) information that would enable a Member to determine the relative voting rights of the Directors on a particular matter; and (viii) copies of any written consents or Board minutes. Each Member or its designated representative, upon reasonable notice to the Company, at the Member’s expense, and in addition to any additional rights of inspection or for accounting contained in the Act, may inspect and copy any document required to be kept by the Company under this Section during ordinary business hours; provided that the Company shall not be required to provide access to or copies of any such documentation or materials to the extent that the Board reasonably determines that any such disclosure could result in the loss of attorney-client privilege. Any disclosure of information provided pursuant to Section 8.4 or this Section 8.5 shall be subject to the requirements of Section 10.6.

SECTION 8.6. Other.

(a) Notices of Material Events. Upon receipt of actual knowledge thereof, the Company will furnish the Members written notice, as promptly as reasonably practicable, of any other development that results in a material adverse effect on the assets, properties, income or interests of the Company; provided that no such disclosure shall be required to the extent that such disclosure could result in the loss of attorney-client privilege. Each such notice shall be accompanied by a statement setting forth the material details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(b) Existence; Conduct of Business. The Company will, and will cause each Subsidiary to, use its commercially reasonable efforts to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

(c) Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to (i) keep and maintain all tangible property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(d) Compliance with Laws and Material Contractual Obligations. The Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to (i) comply in all material respects with all laws, rules, regulations and orders of any governmental authority applicable to it or its property and (ii) all material contractual obligations.

ARTICLE IX

LIABILITY, EXCULPATION, INDEMNIFICATION AND INSURANCE

SECTION 9.1. Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for the repayment, satisfaction or discharge of any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

SECTION 9.2. Duties and Liabilities of Covered Persons. No Covered Person shall be liable or accountable in damages or otherwise to the Company or to any Member for any loss or liability arising out of any act or omission on behalf of the Company taken or omitted by such Covered Person, so long as such act or omission did not constitute Disabling Conduct. To the fullest extent permitted by law, no Covered Person shall be required to consider the interests of, or have any duty stated or implied by law or equity (including any fiduciary duty) to any other Covered Person by virtue of owning any interest in the Company or being a Director.

SECTION 9.3. Exculpation. To the fullest extent permitted by law, and except as otherwise expressly provided herein, no Covered Person shall be liable to the Company or any Member for any Claims and Expenses arising out of any act or omission of such Covered Person on behalf of the Company to the extent that such act or omission did not constitute Disabling Conduct. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of assets, liabilities, profits or losses or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

SECTION 9.4. Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and hold harmless each of the Covered Persons from and against any and all liabilities, obligations, losses, damages, fines, taxes and interest and penalties thereon (other than taxes based on fees or other compensation received by such Covered Person from the Company), claims, demands, actions, suits, proceedings (whether civil, criminal, administrative, investigative or otherwise), costs, expenses and disbursements (including reasonable and documented legal and accounting fees and expenses, costs of investigation and sums paid in settlement) of any kind or nature whatsoever (collectively, “Claims and Expenses”) which may be imposed on, incurred by or asserted at any time against such Covered Person in any way related to or arising out of this Agreement, the Company or the management or administration of the Company or in connection with the business or affairs of the Company or the activities of such Covered Person on behalf of the Company; provided, that a Covered Person shall not be entitled to indemnification hereunder against Claims and Expenses that are finally determined by a court of competent jurisdiction to have resulted from such Covered Person’s Disabling Conduct.

SECTION 9.5. Advancement of Expenses. To the fullest extent permitted by applicable law, the Company shall pay the expenses (including reasonable legal fees and expenses and costs of investigation) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding (other than a claim, demand, action, suit or proceeding brought by the Company against a Member for such Member’s material breach or violation of this Agreement) as such expenses are incurred by such Covered Person and in advance of the final disposition of such matter, provided that such Covered Person undertakes to repay such expenses if it is determined by agreement between such Covered Person and the Company or, in the absence of such an agreement, by a final judgment of a court of competent jurisdiction that such Covered Person is not entitled to be indemnified pursuant to Section 9.4.

SECTION 9.6. Notice of Proceedings. Promptly after receipt by a Covered Person of notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Board of the commencement of such proceeding, provided that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Sections 9.4 and 9.5, except to the extent that the Company is prejudiced by such failure to give notice. In case any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), after the Company has acknowledged in writing its obligation to indemnify and hold harmless the Covered Person, the Company will be entitled to assume the defense of such proceeding; provided, that (i) the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense and (ii) if the Covered Person shall give notice to the Company that in its good faith judgment certain claims made against it in such proceeding could have a material adverse effect on the Covered Person or its Affiliates other than as a result of monetary damages, the Covered Person shall have the right to control (at its own expense and with counsel reasonably satisfactory to the Company) the defense of such specific claims with respect to the Covered Person (but not with respect to the Company or any other Member); and provided, further, that if a Covered Person elects to control the defense of a specific claim with respect to such Covered Person, such Covered Person shall not consent to the entry of a judgment or enter into a settlement that would require the Company to pay any amounts under Section 9.4 without the prior written consent of the Company, such consent not to be unreasonably withheld. After notice from the Company to such Covered Person acknowledging the Company’s obligation to indemnify and hold harmless the Covered Person and electing to assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein.

SECTION 9.7. Insurance. The Company shall, or shall cause an Affiliate to, purchase and maintain directors and officers insurance, to the extent and in such amounts as the Board may, in its discretion, deem reasonable.

ARTICLE X

MISCELLANEOUS

SECTION 10.1. Investment Representations of Members. Each Member hereby represents and warrants to and acknowledges with the Company that: (i) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed investment decision with respect thereto; (ii) such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time; (iii) such Member is acquiring interests in the Company for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; (iv) such Member is an “accredited investor” as such term is defined under Regulation D under the Securities Act; (v) the interests in the Company have not been registered under the securities laws of any jurisdiction and cannot be disposed of unless they are subsequently registered and/or qualified under applicable securities laws (or there is an exemption therefrom) and the provisions of this Agreement have been complied with; (vi) the execution, delivery and performance of this Agreement have been duly authorized by such Member and do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound; and (vii) this Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, or other laws relating to or affecting the rights of creditors, and general principles of equity. Each Member further represents and warrants to the Company and the other Members that, as of any time such Member makes a Capital Contribution to the Company or otherwise acquires Units, no portion of the assets used by such Member to acquire its Units constitutes, and no portion of the assets used by such Partner to hold its Units will constitute, the assets of any (a) “employee benefit plan” (within the meaning of Section 3(3) of ERISA), which is subject to Title I of ERISA, (b) a plan, individual retirement account or other arrangement that is subject to Section 4975 of Code or any Similar Law, (c) an insurance company using general account assets which may be deemed to include the assets of any of the foregoing types of plans, accounts or arrangements under Section 401(c)(1)(A) of ERISA or the regulations promulgated thereunder, or (d) an entity which is deemed to hold the assets of any of the foregoing types of plans, accounts or arrangements, pursuant to ERISA or otherwise.

SECTION 10.2. Reimbursement of Summit Member(s). The Company shall reimburse the Summit Member(s) for all out-of-pocket expenses, disbursements and advances reasonably incurred or made on behalf of, or for the benefit of, the Company and/or its Subsidiaries, and other expenses reasonably necessary or appropriate to the conduct of the

Company’s business (or that of any of its Subsidiaries) and allocable to the Company or its Subsidiaries; provided that reimbursement by the Company of any individual expense or group of individual expenses that are substantially related to the same service provided or cost incurred in connection with a particular event or series of related events, in either case in an amount equal to or in excess of $50,000 where such amount has been determined based upon an allocation of expenses among the Company and other subsidiaries of Summit Materials Holdings L.P. shall require Special Board Approval.

SECTION 10.3. Schedules. The Board may from time to time execute and deliver to the Members schedules which set forth the then current Capital Account balances of each Member and any other matters deemed appropriate by the Board or required by applicable law. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

SECTION 10.4. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.

SECTION 10.5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective heirs and personal representatives; provided that no Person claiming by, through or under a Member (whether such Member’s heir, personal representative or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof).

SECTION 10.6. Confidentiality. Each Member agrees that all Confidential Information shall be kept confidential by such Member and shall not be disclosed by such Member in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed by a Member to managers, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors of such Member (collectively, for purposes of this Section 10.6, “Representatives”)), each of which Representatives shall be bound by the provisions of this Section 10.6, (ii) any disclosure of Confidential Information may be made by a Member or its Representatives to the extent the Company consents in writing (as approved by the Board, with such approval to be granted or withheld on a good faith basis), (iii) any disclosure may be made by a Member or its Representatives of the terms of such Member’s investment in the Company pursuant to this Agreement and the performance of that investment to the extent in compliance with applicable law (whether in the Member’s fundraising materials or otherwise), (iv) any disclosure may be made of Confidential Information relating to the historical performance of the Company, the Subsidiaries of the Company and their investments (but not with respect to any prospective financial information or investments) by a Member to a Member’s partners, members, stockholders, prospective partners, members, stockholders or Affiliates or their authorized representatives, each of whom shall (A) be bound by the provisions of this Section 10.6 as if a Member, (B) be subject to a similar confidentiality provision or agreement with such disclosing Member with respect to the Confidential Information or (C) be required to hold such historical performance information confidential pursuant to the disclosing Member’s customary confidentiality practices and be advised of such confidentiality requirements with respect to such information, (v) Confidential Information may be disclosed by a Member or its Representatives to the extent reasonably necessary in connection with such Member’s enforcement of its rights under this Agreement, (vi) Confidential Information may be disclosed by a Member or its Representatives to any Person in connection with a proposed Transfer of Units in accordance with this Agreement, provided that such Person shall enter into a confidentiality agreement with such Member containing terms no less favorable than those contained herein and the Company shall be a third party beneficiary of such confidentiality agreement, and (vii) Confidential Information may be disclosed by any Member or Representative to the extent that the Member or its Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Member or Representative, as the case may be, uses commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting with the Company regarding such disclosure and, if reasonably requested by the Company, assisting the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Member or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required.

SECTION 10.7. Amendments. The Board may, in its sole discretion and to the fullest extent allowable under Delaware law, but subject to Section 3.3(a)(iii)(F) to the extent applicable, amend this Agreement without the consent or approval of the Members, including such amendments to (i) admit Substitute Members and Additional Members, (ii) create and issue new classes of Units (or Members) (subject to the requirements of Section 3.3(a)(iii)(D), to the extent applicable) and (iii) take any action necessary and related to clause (i) and (ii), except that (x) this Agreement may not be amended so as to discriminate among Members of the same class of Units without the approval of the Members so discriminated against within such class, and (y) an amendment to this Agreement that adversely affects the rights of one class of Units (other than the creation and issuance of Units (or Members) or any other amendment expressly permitted by this Agreement to be undertaken without the consent of the Members) must be approved by the Members holding a majority of the outstanding Units the rights of which are so adversely affected. Any issuance of any additional Units by the Company (whether of a new or existing class) and related amendments to this Agreement, including Section 4.4 (Distributions), shall not be considered an amendment that requires the approval contemplated by clause (x) or clause (y) of the preceding sentence (but any such issuance shall be subject to the requirements of Section 3.3(a)(iii)(D), to the extent applicable).

SECTION 10.8. Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member at its address or facsimile number shown in the Company’s books and records or, if given to the Company, at the following address or facsimile number:

Continental Cement Company, L.L.C.

14755 North Outer Forty Drive, Suite 514

Chesterfield, MO 63017

Facsimile:     (636) 532-7445

Attention:     Chief Executive Officer

with copies to:

Summit Materials Holdings L.P.

2900 K Street, NW, #450

Harbourside NorthTower Building

Washington, D.C. 20007

Facsimile:     (212) 583-5257

                      (202) 339-9517

Attention:     Neil Simpkins

                     Tom Hill

and:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Facsimile:     (212) 455-2502

Attention:     Wilson Neely

Notices will be deemed to have been given hereunder when sent by facsimile (receipt confirmed), delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

SECTION 10.9. Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

SECTION 10.10. Power of Attorney. Each non-Summit Member hereby irrevocably appoints the chief executive officer of the Company as such non-Summit Member’s true and lawful representative and attorney-in-fact, each acting alone, in such non-Summit Member’s name, place and stead, to make, execute, sign and file all instruments, documents and certificates which, from time to time, may be required to set forth any amendment to this Agreement or may be required by this Agreement or by the laws of the United States of America, the State of Delaware or any other state in which the Company shall determine to do business, or any political subdivision or agency thereof, solely to execute, implement and continue the valid and subsisting existence of the Company. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the subsequent withdrawal from the Company of any non-Summit Member for any reason and shall survive and shall not be affected by the disability or incapacity of such non-Summit Member.

SECTION 10.11. Entire Agreement; Third Party Beneficiaries. This Agreement, including the Schedules hereto, and the other documents and agreements referred to herein embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein; provided that such other agreements and documents shall not be deemed to be a part of, a modification of or an amendment to this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. Except for the provisions of Article IX which shall be enforceable by a Covered Person, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies.

SECTION 10.12. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

CONTINENTAL CEMENT COMPANY, L.L.C.

By:	/s/ R. Michael Johnson
Name: R. Michael Johnson Title: CEO

SUMMIT MATERIALS HOLDINGS II, LLC

By:	/s/ Thomas W. Hill
Name: Thomas W. Hill Title: President

[Signature Page to the Amended and Restated Limited Liability Company Agreement of Continental Cement Company, L.L.C.]

MISSOURI MATERIALS COMPANY, L.L.C.

By:	/s/ Michael K. Farmer
Name: Michael K. Farmer Title: Managing Member

J & J MIDWEST GROUP, L.L.C.

By:	/s/ Michael K. Farmer
Name: Michael K. Farmer Title: Managing Member

R. MICHAEL JOHNSON FAMILY LIMITED LIABILITY COMPANY

By:	/s/ R. Michael Johnson
Name: R. Michael Johnson Title: CEO

THOMAS A. BECK FAMILY, LLC

By:	/s/ Thomas A. Beck
Name: Thomas A. Beck Title: Member

[Signature Page to the Amended and Restated Limited Liability Company Agreement of Continental Cement Company, L.L.C.]

SCHEDULE I

MEMBER CAPITAL CONTRIBUTIONS AND UNITS

Class A Units

Name and Address of Member	Capital Contribution	Number of Units
Summit Materials Holdings II, LLC	$135,000,000.00	100.00
Total:	$135,000,000.00	100.00

Class B Units

Name and Address of Member	Capital Contribution	Number of Units
Missouri Materials Company, L.L.C.	$0.00	85,421,703.00
J & J Midwest Group, L.L.C.	$0.00	2,744,363.00
R. Michael Johnson Family Limited Liability Company	$0.00	10,097,730.00
Thomas A. Beck Family, LLC	$0.00	1,736,204.00
Total:	$0.00	100,000,000.00

SCHEDULE II

BOARD MEMBERS

Tom Hill

Julia Kahr

Michael Brady

Damian Murphy

Michael K. Farmer

Elliot E. Farmer

R. Michael Johnson

SCHEDULE III

ROLLOVER EXCHANGE VALUATION METHODOLOGY

The following principles shall apply to any determination of the value of the Company and of the interest of the Class B Members in the Company relative to the value of Summit Holdco and its subsidiaries on a consolidated basis (assuming for such purposes 100% ownership of the Company by the Summit Member(s)) in connection with a Rollover Exchange to be made pursuant to Section 5.5 of the Agreement:

1.	The Underwriters shall (with the assistance of Summit Holdco’s accountants, to the extent so requested, but in any event based on the financial statements and books and records of Summit Holdco) calculate LTM EBITDA for the Company on a standalone basis and for Summit Holdco and its subsidiaries on a consolidated basis (assuming 100% ownership of the Company for such purposes).

2.	The Underwriters shall determine the implied value for Summit Holdco and its subsidiaries on a consolidated basis (assuming 100% ownership of the Company for such purposes), by multiplying the LTM EBITDA for Summit Holdco as determined pursuant to Step 1 above by a multiple selected by the Underwriters based upon the Underwriters’ good faith determination as to the anticipated value of Summit Holdco on a consolidated basis at the time of and after giving effect to the Summit IPO. In the event that the Underwriters select a range of multiples, the multiple to be used for purposes of this Step 2 shall be the mid-point of such range.

3.	The implied value of the Company on a standalone basis shall be determined by multiplying the LTM EBITDA for the Company as determined pursuant to Step 1 above by the same multiple used in Step 2 with respect to Summit Holdco.

4.	The relative value of the Company within the overall Summit Holdco structure (the “Company Percentage”) shall be determined by dividing the value of the Company on a standalone basis by the value of Summit Holdco on a consolidated basis (assuming 100% ownership of the Company for such purposes), in each case, as determined based on the Steps above.

5.	The percentage interest of the Class B Members in the value of the Company (the “Class B Percentage”) shall be determined based upon the percentage of the overall distribution amount that the Class B Members would be entitled to receive if an amount equal to the value of the Company determined based upon the methodology above were distributed to the Members pursuant to Section 4.4(a)(ii) of the Agreement.

6.	The Company Percentage will then be multiplied by the Class B Percentage (in each case, expressed as a decimal to eight decimal places) to establish the “Class B Indirect Rollover Percentage” (to be expressed as a decimal to eight decimal places).

7.	As a clarification, the determinations hereunder shall not take into account a non-control discount, illiquidity discount or similar factors that would not be incorporated in valuing the entire equity value of the Company.

SCHEDULE IV

PUT/CALL VALUATION METHODOLOGY

The following principles shall apply to any determination of the purchase price of the Class B Units in connection with the exercise of the Call Right or Put Right, as applicable, pursuant to Section 5.6(d)(ii) of the Agreement:

1.	The fair market value shall be based on the equity value of the Company as a going concern;

2.	The purchase price shall be the price of the Class B Units being sold determined by applying the fair market value determined on the basis above and based on a hypothetical liquidation and distribution of the Company to the Members in respect of their Units pursuant to Section 4.4(a)(ii) of the Agreement; and

3.	In determining the purchase price of the Class B Units being sold, such determination shall not take into account a non-control discount, illiquidity discount or similar factors that would not be incorporated in valuing the entire equity value of the Company.